Exhibit 10.2

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made this 11th day of May, 2015, between ARE-SD REGION NO. 34, LLC, a Delaware limited liability company (“Landlord”), and OTONOMY, INC., a Delaware corporation (“Tenant”).

Building:	That to be constructed 3-story building to be known as 4796 Executive Drive, San Diego, California. A subterranean parking garage shall be located directly beneath the Building.

Premises:	The entire Building, containing approximately 61,755 rentable square feet, which shall consist of (i) approximately 57,000 rentable square feet located on the first through third floors of the Building, and (ii) approximately 4,755 rentable square feet located in the subterranean parking garage located beneath the Building, as shown on Exhibit A.

Project:	The real property on which the Building is located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.

Base Rent:	$231,581.25 per month

Rentable Area of Premises: 61,755 sq. ft.

Rentable Area of Project: 61,755 sq. ft.

Tenant’s Share of Operating Expenses: 100%

Security Deposit: $694,743.75

Target Commencement Date: October 20, 2016

Rent Adjustment Percentage: 3%

Base Term:	Beginning on the Commencement Date and ending 130 months from the first day of the first full month following the Commencement Date (as defined in Section 2).

Permitted Use:	Research and development laboratory, office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

Address for Rent Payment:	Landlord’s Notice Address:
Alexandria Real Estate Equities, Inc.	385 E. Colorado Boulevard, Suite 299
Dept LA 23447	Pasadena, CA 91101
Pasadena, CA 91185-3447	Attention: Corporate Secretary

Tenant’s Notice Address	Tenant’s Notice Address
Before Delivery:	After Delivery:
6275 Nancy Ridge Drive, Suite 100	4796 Executive Drive
San Diego, CA 92121	San Diego, California 92121
Attention: Chief Financial Officer	Attention: Chief Financial Officer

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The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[X] EXHIBIT A - PREMISES DESCRIPTION	[X] EXHIBIT B - DESCRIPTION OF PROJECT
[X] EXHIBIT C - WORK LETTER	[X] EXHIBIT D - COMMENCEMENT DATE
[X] EXHIBIT E - RULES AND REGULATIONS	[X] EXHIBIT F - TENANT’S PERSONAL PROPERTY
[X] EXHIBIT G - SIGNAGE

1. Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The portions of the Project which are for the non-exclusive use of tenants of the Project are collectively referred to herein as the “Common Areas.” Landlord reserves the right to modify Common Areas, provided that such modifications do not materially adversely affect Tenant’s use of the Premises for the Permitted Use and provided that such modifications do not materially increase the obligations or materially decrease the rights of Tenant under this Lease. From and after the Commencement Date through the expiration of the Term, Tenant shall have access to the Building and the Premises 24 hours a day, 7 days a week, 365 days per year, except in the case of emergencies, as the result of Legal Requirements, the performance by Landlord of any installation, maintenance or repairs, or any other temporary interruptions, and otherwise subject to the terms of this Lease. Notwithstanding anything to the contrary contained herein, during the Term, Tenant shall have the exclusive right to use the patio immediately adjacent to the Building, as more particularly described on Exhibit A attached hereto and, to the extent allowable under applicable Legal Requirements, install and use a grill in such patio area in accordance with all Legal Requirements.

2. Delivery; Acceptance of Premises; Commencement Date. Landlord shall use reasonable efforts to (a) commence construction of the Building on or before October 31, 2015 (the “Target Construction Commencement Date”), (b) cause the construction of the Building Shell to be at a point where the exterior vertical envelope of the Building is erected, the roof is substantially complete, the MEP penetrations at the roof are sealed and perimeter caulking has been commenced (collectively, the “Building Dried-In Condition”) on or before July 30, 2016 (“Target Building Dried-In Date”), and (c) deliver the Premises to Tenant with Landlord’s Work Substantially Completed (“Delivery” or “Deliver”) on or before the Target Commencement Date. If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein. Tenant shall receive a day-for-day abatement of monthly Base Rent (without double counting) for each (i) day after the Target Construction Commencement Date (as such date may be extended by Force Majeure delays and Tenant Delays) that Landlord fails to commence construction of the Building Shell, (ii) day after the Target Building Dried-In Date (as such date may be extended for Force Majeure delays and Tenant Delays) that Landlord does not cause the construction of the Building Shell to be in Building Dried-In Condition; and/or (iii) day after October 20, 2016 (as such date may be extended by Force Majeure delays and Tenant Delays), that Landlord fails to Deliver the Premises to Tenant with Landlord’s Work Substantially Completed. If Landlord does not (x) commence construction of the Building Shell on or before February 15, 2016 (as such date may be delayed by Force Majeure delays and Tenant Delays), (y) does not cause the construction of the Building Shell to be in Building Dried-In Condition on or before November 30, 2016 (as such date may be delayed by Force Majeure delays and Tenant Delays), or (z) Deliver the Premises to Tenant with Landlord’s Work Substantially Completed on or before January 31, 2017 (as such date may be delayed by Force Majeure delays and Tenant Delays), this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant: (1) the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant, and (2) neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease. As used herein, the terms “Landlord’s Work,” “Building Shell,” “Tenant Delays” and “Substantially Completed” shall have the meanings set forth for such terms in the Work Letter. If Tenant does not elect to void this Lease within 5 business days of the lapse of the dates set forth in subsections (x), (y) or (z) above (as each may be extended by Force Majeure delays and Tenant Delays), respectively, such right to void this Lease shall be waived and this Lease shall remain in full force and effect.

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Notwithstanding anything to the contrary contained herein and for the avoidance of any doubt, the termination rights provided for in the preceding paragraph shall terminate on the Commencement Date. If the Commencement Date occurs pursuant to clause (ii) of the immediately following paragraph, Landlord shall nonetheless thereafter continue to use reasonable efforts to Deliver the Premises to Tenant in a timely manner following the Tenant Delays.

The “Commencement Date” shall be the earlier of: (i) the date Landlord Delivers the Premises to Tenant; or (ii) the date Landlord could have Delivered the Premises but for Tenant Delays. The “Rent Commencement Date” shall be the date that is 10 months after the Commencement Date. The time period commencing on the Commencement Date through the day immediately preceding the Rent Commencement Date may be referred to herein as the “Abatement Period.” Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date, the Rent Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined above on the first page of this Lease and the Extension Term which Tenant may elect pursuant to Section 39 hereof.

For the period of 90 consecutive days after the Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building or Building Systems (as defined in Section 13), unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

Except as set forth in this Lease or the Work Letter: (i) Tenant shall accept the Premises in their condition as of the Commencement Date, subject to all applicable Legal Requirements (as defined in Section 7 hereof); (ii) Landlord shall have no obligation for any defects in the Premises; and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken. Any occupancy of the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent or Operating Expenses.

Tenant agrees and acknowledges that, except as otherwise expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3. Rent.

(a) Base Rent. Base Rent for the month in which the Rent Commencement Date occurs and the Security Deposit shall be due and payable on delivery of an executed copy of this Lease to Landlord. Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof after the Rent Commencement Date, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as expressly provided in this Lease.

(b) Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) commencing on the Commencement Date, Tenant’s Share of “Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

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4. Base Rent Adjustments. Base Rent shall be increased on each annual anniversary of the Commencement Date (each an “Adjustment Date”)by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

5. Operating Expense Payments. Landlord shall endeavor to deliver to Tenant, at least 30 days prior to the beginning of each calendar year during the Term, a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year, but no more than quarterly. Commencing on the Commencement Date and continuing thereafter on the first day of each month of the Term, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.

The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Project (including, without duplication, Taxes (as defined in Section 9), capital repairs and improvements amortized over the useful life of such capital items (as reasonably determined by Landlord taking into account all relevant factors) (“Approved Capital Expenses”), and the costs of Landlord’s third party property manager (not to exceed 2.0% of Base Rent) or, if there is no third party property manager, administration rent in the amount of 2.0% of Base Rent (or, prior to the Rent Commencement Date, 2.0% of the Base Rent that would have been payable each month during the Abatement Period if Tenant had been required to pay monthly Base Rent during the Abatement Period in the amount of the monthly Base Rent payable for the 11th month of the Base Term)), excluding only:

(a) the original construction costs of the Project and the Tenant Improvements and costs of correcting defects in the Project (excluding the Tenant Improvements which Landlord has no obligation to correct other than as expressly provided in the Work Letter);

(b) capital expenditures for expansion of the Project, including capital expenditures for the development of additional buildings at the Project, and other capital expenditures to the extent not Approved Capital Expenses;

(c) any costs incurred to remove, study, test, remediate or otherwise related to the presence of Hazardous Materials in or about the Building or the Project, which Hazardous Materials Tenant proves (i) existed prior to the Commencement Date, or (ii) were not brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Project by Tenant or any Tenant Party (as defined in Section 13);

(d) interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord or other debts of Landlord not otherwise includable as part of Operating Expenses pursuant to this Section 5, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured, and all payments of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project);

(e) depreciation of the Project and reserves (except for capital improvements amortized as provided for above, the cost of which are includable in Operating Expenses);

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(f) advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

(g) legal and other expenses incurred in the negotiation or enforcement of leases;

(h) completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(i) costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(j) salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project, provided that with respect to such officers and employees that are assigned to the Project in part only, the salaries, wages benefits and other compensation includable shall be reasonably proportionate to the amount of time actually devoted to the Project when compared to total amount of time worked;

(k) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(l) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(m) costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

(n) penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(o) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(p) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(q) costs in connection with services (including janitorial services), items or other benefits of a type which are not standard for the Project and which are not provided to Tenant, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(r) costs incurred in the sale or refinancing of the Project;

(s) net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

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(t) costs arising from the gross negligence or willful misconduct of Landlord;

(u) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or occupants’ improvements in the Project or incurred in renovating or otherwise improving or decorating, painting or redecorating vacant space (other than Common Areas) for occupancy by other tenants o occupants of the Project;

(v) costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant of the Project;

(w) costs reimbursed to Landlord under any warranty carried by Landlord for the Project;

(x) in-house legal fees;

(y) services and utilities provided, taxes attributable to, and costs incurred in connection with the operation of retail space at the Project;

(z) any cost and fees, dues, contributions or similar expenses for industry associations or organizations in which officers or employees of Landlord are members;

(aa) any entertainment expenses of landlord for any purpose no related to the operation of the Project;

(bb) costs incurred by Landlord for the use of any portion of the Project to accommodate events (other than the annual tenant event to which all tenants of the Project are invited) including, but not limited to, shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies and advertising beyond the expenses otherwise attributable to providing Building Systems to the Common Areas of the Project in connection with the normal operation of the Project;

(cc) any flowers, gifts, balloons, etc. provided to any entity including, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents;

(dd) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project;

(ee) the cost of constructing or operating a Common Area fitness center, conference center and/or cafe which are constructed or installed by Landlord (or an affiliate of Landlord) following the Commencement Date (each, a “Common Area Amenity”) and which Common Area Amenity Tenant has elected by delivery of written notice to Landlord not to use during the Term (provided, however, that if the construction of such Common Area Amenity results in an increase of the assessed valuation of the Project, Tenant shall be responsible for Tenant’s Share of Taxes resulting from such increase in such assessed valuation as part of Operating Expenses). Tenant understands and agrees that if Tenant has elected by written notice to Landlord not to use a Common Area Amenity, (i) Tenant shall have no right to the use or benefit of such Common Area Amenity, and (ii) if Tenant or any of Tenant’s employees uses any Common Area Amenity, Tenant shall be required to pay Tenant’s Share of Operating Expenses (other than the initial construction costs of such Common Area Amenity) such Common Area Amenity, which payments shall be retroactive to the date that Tenant or any of Tenant’s employees commenced using the Common Area Amenity and shall continue through the expiration of the Term;

(ff) costs incurred in connection with the operation of any parking concession within the Project;

(gg) the costs incurred in connection with the performance of alterations or modifications to the Project that are required solely due to the non-compliance of the Project with Legal Requirements applicable to the Project as of the Commencement Date, except to the extent such alterations or modifications are triggered by reason of Tenant’s particular use of the Premises or Tenant’s Alterations, in which case Tenant shall be solely responsible subject to Section 7; and

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(hh) costs of repairs or other work necessitated by fire, windstorm or other casualty and/or costs of repair or other work necessitated by the exercise of the right of eminent domain; provided such costs of repairs or other work shall be paid by the parties in accordance with the provisions of Sections 18 or 19 below.

Notwithstanding anything to the contrary contained in this Lease, Tenant shall be responsible as part of Operating Expenses for (i) any earthquake deductible applicable to the Project (including, without limitation, the Tenant Improvements) or uninsured earthquake damage payable by Landlord but not to exceed 5% of the full replacement cost of the Project (including, without limitation, the Tenant Improvements), (ii) any earthquake deductible applicable to Landlord’s contents and equipment at Project but not to exceed 5% of the amount of such contents and equipment coverage, and (iii) any earthquake deductible applicable to Landlord’s business interruption coverage for abated Rent that would otherwise have been payable by Tenant but not to exceed 5% of the amount of such business interruption coverage. Following earthquake damage to the Project, Tenant shall pay such deductibles or uninsured damage in equal monthly installments amortized over the remaining balance of the Term of this Lease.

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year. If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. Landlord’s and Tenant’s obligations to pay any overpayments or deficiencies due pursuant to this paragraph shall survive the expiration or earlier termination of this Lease.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within 60 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such 60 day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent nationally or regionally recognized public accounting firm selected by Tenant, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld or delayed), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated.

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“Tenant’s Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Share as reasonably adjusted by Landlord for changes in the physical size of the Premises or the Project occurring thereafter. The rentable square footage of the Premises shall not be subject to re-measurement by either party during the Term. If Landlord has a reasonable basis for doing so, Landlord may equitably charge Tenant for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with occupancy or use, but Landlord shall not include as part of Operating Expenses costs that benefit only another building or buildings in the Project, except for costs incurred in connection with a Common Area Amenity located in any such building or buildings (except to the extent the cost thereof is otherwise excluded from Operating Expenses pursuant to Section 5 hereof). Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

Tenant acknowledges and agrees that Landlord may, at any time(s) during the Term, expand the Project to include (i) that certain project known as 4755 Nexus Centre Drive, San Diego, California, (ii) that certain project known as 4757 Nexus Centre Drive, San Diego, California, and/or (iii) that certain project known as 4767 Nexus Centre Drive, San Diego, California. Following any such expansion(s) of the Project, (i) the definition of “Rentable Area of Project” on page 1 of this Lease shall be amended as to reflect the actual rentable square footage of the Project, as expanded, (ii) definitions shall be added to this Lease for “Building’s Share of Project” and “Tenant’s Share of Operating Expenses of Project,” and (iii) the Operating Expenses payable by Tenant hereunder shall include the Building’s share (as reasonably determined by Landlord) of all costs and expenses of any kind or description incurred or accrued by Landlord (except to the extent the cost thereof is excluded from Operating Expenses pursuant to Section 5 hereof) with respect to the Project (as expanded pursuant to the paragraph), including, without limitation, costs and expenses incurred or accrued by Landlord with respect to any amenities located within the Project (as expanded pursuant to this paragraph), which are not specific to any other building located in the Project (as expanded pursuant to this paragraph).

        6. Security Deposit. Tenant shall deposit with Landlord, upon delivery of an executed copy of this Lease to Landlord, a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth on page 1 of this Lease, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”): (i) in form and substance satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the state of Landlord’s choice. If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit until Tenant shall have replaced the expired Letter of Credit with a new Letter of Credit consistent with the requirements set forth in this Section 6, at which time Landlord shall refund the amount of the previously drawn Letter of Credit to Tenant less any amounts applied by Landlord under this Lease. The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of a Default (as defined in Section 20), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, future rent damages under California Civil Code Section 1951.2, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law. Landlord’s right to use the Security Deposit under this Section 6 includes the right to use the Security Deposit to pay future rent damages following the termination of this Lease pursuant to Section 21(c) below. Upon any use of all or any portion of the Security Deposit, Tenant shall, at Landlord’s option, (x) pay Landlord on demand the amount that will restore the Security Deposit to the amount set forth on Page 1 of this Lease, or (y) restore the Letter of Credit to the amount defined herein. Tenant hereby waives the provisions of any law, now or hereafter in force, including, without limitation, California Civil Code Section 1950.7, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. If Tenant shall fully perform every provision of this Lease to be performed by Tenant, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 60 days after the expiration or earlier termination of this Lease. Notwithstanding the foregoing, during the Construction Period (as defined in the Work Letter), Landlord’s right to draw upon the Letter of Credit shall be subject to and limited by the cap imposed by the 89.9% Threshold (as defined in the Work Letter) pursuant to Section 7 of the Work Letter.

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If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Section 6, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein. Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

7. Use. The Premises shall be used solely for the Permitted Use set forth in the basic lease provisions on page 1 of this Lease, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall, upon 10 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits. The use that Tenant has disclosed to Landlord that Tenant will be making of the Premises as of the Commencement Date will not result in the voidance of or an increased insurance risk or cause the disallowance of any sprinkler or other credits with respect to the insurance currently being maintained by Landlord. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s use and/or occupancy of the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment which will overload the floor in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project elevators without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed. Except as may be provided under the Work Letter, Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use.

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Landlord shall, at Landlord’s sole cost and expense, be responsible for the compliance of the Premises and the Project with Legal Requirements, including the ADA, as of the Commencement Date. Following the Commencement Date, Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located) or at Tenant’s expense (to the extent such Legal Requirement is applicable by reason of Tenant’s, as compared to other tenants of the Project, particular use of the Premises or Tenant’s alterations) make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements. Except as otherwise provided in the 2 immediately preceding sentences, Tenant, at its sole expense, shall make any alterations or modifications to the interior or the exterior of the Premises or the Project that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to Tenant’s particular use or occupancy of the Premises. Notwithstanding any other provision herein to the contrary, subject to the first 2 sentences of this paragraph, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or caused by Tenant’s failure to comply with any Legal Requirements as required in connection with Tenant’s particular use or occupancy of the Premises as provided in this paragraph, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement as required in connection with Tenant’s particular use or occupancy of the Premises as provided in this paragraph.

8. Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 150% of Rent in effect during the last 30 days of the Term, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages; provided, however, that if Tenant delivers a written inquiry to Landlord within 30 days prior to the expiration or earlier termination of the Term, Landlord will notify Tenant whether the potential exists for consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease. Payments of Rent payable pursuant to this Section 8 for any fractional calendar month shall be prorated

        9. Taxes. Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Notwithstanding anything to the contrary herein, Landlord shall only charge Tenant for assessments as if those assessments were paid by Landlord over the longest possible term which Landlord is permitted to pay for the applicable assessments without additional charge other than interest, if any, provided under the terms of the underlying assessments. Notwithstanding anything to the contrary contained in this Lease, Taxes shall not include any net income taxes, estate taxes or inheritance taxes imposed on Landlord except to the extent such net income taxes are in substitution for any Taxes payable hereunder, or any late penalties, interest or fines. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

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10. Parking. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the right, at no additional cost to Tenant during the Base Term, to park in the surface parking lots serving the Project designated for non-reserved parking in common with tenants of the projects identified in the last paragraph of Section 5 which are granted the right by Landlord to use the surface parking lots at the Project, subject in each case to Landlord’s rules and regulations. In addition, Tenant shall have the exclusive right to use all of the parking spaces located in the subterranean parking garage under the Building. Tenant’s pro rata share of parking spaces in the Project during the Term shall be equal to 3 parking spaces per 1,000 rentable square feet of the portion of the Premises located on the first through third floors of the Building. Landlord may reasonably designate (taking into consideration the proximity of such spaces to the Premises) certain parking spaces located in the surface parking lots among Tenant and tenants of the projects identified in the last paragraph of Section 5 which are granted the right by Landlord to use the surface parking lots at the Project if Landlord determines that such parking facilities are becoming crowded. Ten (10) of the parking spaces allocated to Tenant pursuant to this Section 10 shall be marked by Landlord, at Tenant’s cost, as reserved spaced for Tenant and Tenant’s guests in locations immediately adjacent to the front entrance of the Building and otherwise in locations reasonably acceptable to Landlord and Tenant. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project or for enforcing any such reservation of parking spaces. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that Tenant’s pro rata share of parking spaces set forth above shall be reduced by the number of parking spaces taken up by the approximately 4,755 rentable square foot portion of the Premises located within the subterranean parking area. During the Extension Term, Landlord may impose a market rent for the parking rights provided to Tenant pursuant to this Section 10.

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11. Utilities, Services. Landlord’s Work shall include initial capacity, connection and other Utilities associated with the construction of Landlord’s Work. Tenant’s responsibilities under this section shall commence on the Commencement Date. Tenant shall contract directly with utility providers for all water, electricity, heat, light, power, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services), and refuse and trash collection (“Utilities”) required and/or utilized by Tenant during the Term. Tenant shall pay directly to such Utility providers prior to delinquency for all such Utilities furnished to Tenant or the Project during the Term and shall pay for all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. To the extent that any Utilities, maintenance charges for Utilities, any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, or any taxes, penalties, surcharges or similar charges are paid for by Landlord, Tenant shall reimburse Landlord for such costs as Operating Expenses. Landlord shall cause meters to be installed for certain Utilities as part of Landlord’s Work. No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or the abatement of Rent. Tenant shall be responsible for obtaining and paying for its own janitorial services for the Project.

Landlord’s sole obligation for either providing emergency generators or providing emergency back-up power to Tenant shall be: (i) to provide emergency generators with not less than the capacity of the emergency generators located in the Building as of the Commencement Date, and (ii) to contract with a third party to maintain the emergency generators as per the manufacturer’s standard maintenance guidelines. Landlord shall make the service contract and maintenance records (including Landlord’s monthly maintenance records) and permits for the generators reasonably available to Tenant for Tenant’s review upon Tenant’s prior written request. Landlord shall have no obligation to provide Tenant with operational emergency generators or back-up power or to supervise, oversee or confirm that the third party maintaining the emergency generators is maintaining the generators as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the emergency generators when the emergency generators are not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up generator or generators or alternative sources of back-up power. Tenant expressly acknowledges and agrees that Landlord does not guaranty that such emergency generators will be operational at all times or that emergency power will be available to the Premises when needed.

12. Alterations and Tenant’s Property. Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant after the Commencement Date, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which shall not be unreasonably withheld. Tenant may construct nonstructural Alterations in the Premises without Landlord’s prior approval if the aggregate cost of all such work in any 12 month period does not exceed $100,000 (a “Notice-Only Alteration”), provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration, and, with respect to any Notice-Only Alteration the cost of which exceeds $20,000, such notice shall be accompanied by plans, specifications, work contracts and such other information concerning the nature and cost of the Notice-Only Alteration as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than 15 business days in advance of any proposed construction. If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion. Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to Landlord’s reasonable out-of-pocket expenses for plan review, coordination, scheduling and supervision in connection with any Alterations. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors in connection with the Alterations, delays caused by such faulty work, or inadequate cleanup in connection with the Alterations.

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Tenant shall furnish security or make other arrangements reasonably satisfactory to Landlord to assure payment for the completion of all Alterations work costing in excess of $100,000 free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration.

Except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof. Notwithstanding the foregoing, Landlord may, at the time its approval of any such Installation is requested, or at the time Tenant notifies Landlord of a Notice-Only Alteration, notify Tenant that Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence. Upon the expiration or earlier termination of the Term, Tenant shall remove (i) all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building, (ii) any Installations for which Landlord has given Tenant notice of removal in accordance with the immediately preceding sentence, and (iii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes. Notwithstanding the foregoing, if Tenant delivers a written request to Landlord prior to the date that is 60 days prior to the expiration date of this Lease or, if applicable, the Early Termination Date, Landlord may, in Landlord’s sole and absolute discretion, waive the requirement that Tenant remove the items listed in sub-section (i) of the immediately preceding sentence at the expiration of the Term. During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. If Landlord is requested by Tenant or any lender, lessor or other person or entity claiming an interest in any of Tenant’s Property to waive any lien Landlord may have against any of Tenant’s Property, and Landlord consents to such waiver, then Landlord shall be entitled to be paid as administrative rent a fee of $1,000 per occurrence for its time and effort in preparing and negotiating such a waiver of lien.

For purposes of this Lease, (x) “Removable Installations” means any items listed on Exhibit F attached hereto and any items agreed by Landlord in writing to be included on Exhibit F in the future, (y) “Tenant’s Property” means Removable Installations and, other than Installations, any personal property, trade fixtures, machinery or equipment of Tenant that may be removed without material damage to the Premises, and (z) “Installations” means all property of any kind paid for by Landlord, all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch. Notwithstanding anything to the contrary contained herein, in no event shall Tenant be required to remove the Tenant Improvements at the expiration or earlier termination of the Term, and Tenant shall have no right to remove any of the Tenant Improvements at any time during the Term or at the expiration or earlier termination of the Term.

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13. Landlord’s Repairs. Landlord, as an Operating Expense (except to the extent the cost thereof is excluded from Operating Expenses pursuant to Section 5 hereof), shall maintain all of the structural, exterior, parking and other Common Areas of the Project, including the roof, HVAC, plumbing, fire sprinklers, fire risers, elevators and all other building systems serving the Premises and the Project (“Building Systems”), in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant (or any assignee or sublessee of Tenant) or by any of Tenant’s (or any of its assignee’s or sublessee’s) agents, servants, employees, invitees and contractors (collectively, “Tenant Parties”) excluded. Subject to the provisions of the penultimate paragraph of Section 17, losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 48 hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Landlord shall use reasonable efforts to minimize interference with Tenant’s operations in the Premises in connection with the stoppage of Building Systems pursuant to this Section 13. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section, after which Landlord shall make a commercially reasonable effort to effect such repair. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Notwithstanding anything to the contrary contained herein, repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14. Tenant’s Repairs. Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls; provided, however, that Landlord shall be responsible, as part of Operating Expenses, for repairs and replacements that constitute capital expenditures that Landlord, in its sole and absolute discretion, determines to be necessary. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 10 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 10 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

15. Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 days after the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

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16. Indemnification. Tenant hereby indemnifies and agrees to defend, save and hold Landlord harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out of use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or negligence of Landlord or the default by Landlord in the performance of its obligations under this Lease. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party.

17. Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project, including the Tenant Improvements. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s particular use of the Premises.

Tenant, at its sole cost and expense, shall maintain during the Term: “special form” insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense (other than the Tenant Improvements and in no event shall Landlord be responsible for insuring any of Tenant’s Property or Alterations); workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $5,000,000 per occurrence for bodily injury and property damage with respect to the Premises which coverage amount may be satisfied through a combination of primary and umbrella policies. The commercial general liability insurance policy and umbrella policies shall name Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, agents, invitees and contractors (collectively, “Landlord Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; contain a hostile fire endorsement and a contractual liability endorsement; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Tenant shall (i) provide Landlord with 30 days advance written notice of cancellation of such commercial general liability policy, and (ii) request Tenant’s insurer to endeavor to provide 30 days advance written notice to Landlord of cancellation of such commercial general liability policy (or 10 days in the event of a cancellation due to non-payment of premium). Certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant upon commencement of the Term and upon each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least 5 days prior to the expiration of such policies, furnish Landlord with renewal certificates.

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In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Notwithstanding anything to the contrary contained in this Lease, neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder regardless of the negligence of the party to the Lease receiving the benefit of the waiver, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project; provided, however, that the increased amount of coverage is consistent with coverage amounts then being required by institutional owners of similar projects with tenants occupying similar size premises in the geographical area in which the Project is located.

18. Restoration. If, at any time during the Term, the Building or the Premises are damaged or destroyed by a fire or other casualty, Landlord shall notify Tenant within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Building or the Premises, as applicable (the “Restoration Period”). If the Restoration Period is estimated to exceed 12 months after the discovery of the damage (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within 5 business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense except to the extent the cost thereof is excluded from Operating Expenses pursuant to Section 5 hereof), promptly restore the Premises (including the Tenant Improvements but excluding any improvements or Alterations installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed for Tenant to obtain any license, clearance or other authorization of any kind required by Legal Requirements to be obtained by Tenant for Landlord to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Tenant may by written notice to Landlord delivered within 5 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant. In the event that this Lease terminates pursuant to the provisions of this Section 18 as a result of an earthquake, Tenant shall not be required to pay any deductibles applicable thereto as part of Operating Expenses.

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If this Lease is not terminated by Landlord or Tenant pursuant to the immediately preceding paragraph, Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events or to obtain Hazardous Material Clearances, all repairs or restoration not required to be done by Landlord; provided, however, that Tenant shall nonetheless (and even if Tenant does not re-enter the Premises) continue to be responsible for all of its obligations under the Lease. Notwithstanding the foregoing, Landlord may terminate this Lease if the Premises are damaged during the last 1 year of the Term and Landlord reasonably estimates that it will take more than 3 months to repair such damage, or if insurance proceeds are not available for such restoration. Rent shall be abated from the date all required Hazardous Material Clearances are obtained until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises. In the event that no Hazardous Material Clearances are required to be obtained by Tenant with respect to the Premises, rent abatement shall commence on the date of discovery of the damage or destruction. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19. Condemnation. If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would, in Landlord’s reasonable judgment, materially interfere with or impair Landlord’s ownership or operation of the Project or would in the reasonable judgment of Landlord and Tenant either prevent or materially interfere with Tenant’s use of the Premises (as resolved, if the parties are unable to agree, by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association), then upon written notice by Landlord or Tenant, as applicable, to the other party delivered within 10 business days after such party receives notice of the Taking, this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant (except for any portion of such award awarded specifically for Tenant’s moving expenses or damage to Tenant’s trade fixtures if a separate award is made to Tenant for such items), and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

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20. Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a) Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 3 days of any such notice not more than twice in any 12 month period.

(b) Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance before the expiration of the current coverage.

(c) Abandonment. Tenant shall abandon the Premises.

(d) Improper Transfer. Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(e) Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 10 days after Tenant receives written notice of any such lien is filed against the Premises.

(f) Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) be dissolved or otherwise fail to maintain its legal existence.

(g) Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 business days after receiving a second notice from Landlord requesting such document.

(h) Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant.

Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 30 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 90 days from the date of Landlord’s notice.

21. Landlord’s Remedies.

(a) Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

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(b) Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to 6% of the overdue Rent as a late charge. Notwithstanding the foregoing, before assessing a late charge the first time in any calendar year, Landlord shall provide Tenant written notice of the delinquency and will waive the right if Tenant pays such delinquency within 5 days thereafter. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.

(c) Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(i) Terminate this Lease, or at Landlord’s option, Tenant’s right to possession only, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor;

(ii) Upon any termination of this Lease, whether pursuant to the foregoing Section 21(c)(i) or otherwise, Landlord may recover from Tenant the following:

(A) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(B) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, to the extent allocable to the remainder of the Term, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(E) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

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The term “rent” as used in this Section 21 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 21(c)(ii)(A) and (B), above, the “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Section 21(c)(ii)(C) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

(iii) Landlord may continue this Lease in effect after Tenant’s Default and recover rent as it becomes due (Landlord and Tenant hereby agreeing that Tenant has the right to sublet or assign hereunder, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease following a Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

(iv) After Landlord terminates this Lease following a Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. Upon Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

(v) Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d) hereof, at Tenant’s expense.

(d) Effect of Exercise. Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. Following a Default by Tenant under this Lease, to the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter, re-take or otherwise obtain possession of the Premises as provided in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. Notwithstanding the foregoing, nothing contained herein shall constitute Tenant’s waiver of its right under applicable Legal Requirements to receive a 3 day notice from Landlord to quit or pay rent prior to Landlord commencing an unlawful detainer action. Any reletting of the Premises or any portion thereof shall be on such terms and conditions as Landlord in its sole discretion may determine. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting or otherwise to mitigate any damages arising by reason of Tenant’s Default.

22. Assignment and Subletting.

(a) General Prohibition. Without Landlord’s prior written consent subject to and on the conditions described in this Section 22 (including, without limitation, Section 22(b) below), Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect.

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(b) Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least 10 business days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent, or (ii) refuse such consent, in its reasonable discretion. Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances: (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would materially lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord; (3) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are controversial such that they may (i) attract or cause negative publicity for or about the Building or the Project, (ii) negatively affect the reputation of the Building, the Project or Landlord, (iii) attract protestors to the Building or the Project, or (iv) lessen the attractiveness of the Building or the Project to any tenants or prospective tenants, purchasers or lenders; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (6) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; (7) the proposed assignee or subtenant is an entity with whom Landlord is then-currently negotiating to lease space in the Project; or (8) the assignment or sublease is prohibited by Landlord’s lender. No failure of Landlord to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall pay to Landlord a fee equal to One Thousand Five Hundred Dollars ($1,500) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents. Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that Landlord shall have the right to approve the form of any such sublease or assignment (which approval shall not be unreasonably withheld or delayed). In addition, Tenant shall have the right to assign this Lease, upon 10 days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the net worth (as determined in accordance with GAAP) of Tenant as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.”

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(c) Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i) that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii) A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d) No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. Except with respect to a Permitted Assignment, if the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form attributable to the assignment or sublease) exceeds the rental payable under this Lease, (excluding however, any Rent payable under this Section) and actual and reasonable brokerage fees, legal costs and any design or construction fees directly related to and required pursuant to the terms of any such sublease)(“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, so long as no Default has occurred, Tenant shall have the right to collect such rent.

(e) No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f) Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

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23. Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that, to Tenant’s knowledge, there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within 5 business days after Tenant’s receipt of a second notice from Landlord shall be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24. Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25. Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26. Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit E. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

27. Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust. As of the date of this Lease, there is no existing Mortgage encumbering the Project.

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28. Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party (collectively, “Tenant HazMat Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted. At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant, which approval shall not be unreasonably withheld or delayed. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual reasonable out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $2,500. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

Tenant shall immediately return to Landlord all keys to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost key or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

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30. Environmental Requirements.

(a) Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Building, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Building, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Building, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises, the Building or the Project. Notwithstanding anything to the contrary contained in Section 28 or this Section 30, Tenant shall not be responsible for or have any liability to Landlord, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to Hazardous Materials in or about the Building or the Project, which Hazardous Materials Tenant proves to Landlord’s reasonable satisfaction (i) existed prior to the Commencement Date, (ii) originated from any separately demised tenant space within the Project other than the Premises or (iii) were not brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Project by Tenant or any Tenant Party, unless in any such case, to the extent the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.

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(b) Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises by Tenant or any Tenant Party (other than products customarily used by tenants in de minimis quantities for ordinary cleaning and office purposes) and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated list at any additional time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with its use or occupancy of the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c) Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority). If Landlord determines that this representation and warranty was not true as of the date of this lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(d) Testing. Landlord shall, upon reasonable prior notice to Tenant, have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use. Tenant shall be required to pay the cost of such annual test of the Premises if there is a violation of this Section 30 or if contamination for which Tenant is responsible under this Section 30 is identified; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures reasonably acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, upon reasonable prior notice to Tenant, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all costs to conduct such tests. If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

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(e) Intentionally Omitted.

(f) Underground Tanks. If underground or other storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks.

(g) Tenant’s Obligations. Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials for which Tenant is responsible under this Section 30 (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

(h) Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

31. Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

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32. Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease. Landlord shall use reasonable efforts to minimize interruption of Tenant’s business during such inspections or repairs. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants or for any other business purpose. Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder.

Tenant agrees that Landlord may from time to time during the Term, during regular business hours at times mutually acceptable to Landlord and Tenant, conduct third party tours of the Premises (“Tours”) which may be held with not less than 1 business day’s advance notice. Landlord shall endeavor to minimize disruption to Tenant’s operations in the Premises during such Tours. Landlord shall comply with Tenant’s reasonable security and safety requirements with respect to entering the Premises to conduct such Tours; provided, however, that Tenant has notified Landlord of such security and safety requirements simultaneously with or prior to Landlord’s entry into the Premises.

33. Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34. Force Majeure. Except for the payment of Rent, neither Tenant nor Landlord shall be responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, sinkholes or subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, extreme weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other similar causes or events beyond the reasonable control of such party (“Force Majeure”). Any party claiming Force Majeure shall be required to notify the other party of such Force Majeure promptly after the commencement of such Force Majeure and shall be required to keep such other party reasonably informed regarding the same throughout the period during which Force Majeure is being claimed. If the happening of any such Force Majeure event only partially impairs the performance of a party’s obligations hereunder, such party shall continue to perform under this Lease to the fullest extent possible in light of such Force Majeure event.

35. Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Jones Lang LaSalle Brokerage, Inc. and Cushman and Wakefield. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 35, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Landlord shall be responsible for all commissions due to Jones Lang LaSalle Brokerage, Inc. and Cushman and Wakefield arising out of the execution of this Lease in accordance with the terms of one or more separate written agreements between Landlord, on the one hand, and Jones Lang LaSalle Brokerage, Inc. and Cushman and Wakefield, on the other hand.

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36. Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38. Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony which can be viewed from the exterior of the Premises, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant.

Tenant shall, at Tenant’s sole cost and expense, have (i) the exclusive right to install and maintain a sign bearing Tenant’s name and logo on the monument sign serving the Building (“Monument Sign”) as reflected on Exhibit G attached hereto, and (ii) the exclusive right to install and maintain, at Tenant’s sole cost and expense, 1 sign bearing Tenant’s name and logo on the Building top (“Building Sign”), in the location shown and as otherwise reflected on Exhibit G attached hereto. Tenant acknowledges and agrees that Tenant’s signage on the Monument Sign and the Building Sign including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements. Subject to applicable Legal Requirements, Tenant’s Building Sign shall be illuminated at night, with letters the maximum size permitted by Legal Requirements. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of Tenant’s signage on the Monument Sign and the Building Sign, for the removal of Tenant’s signage from the Monument Sign and the Building Sign at the expiration or earlier termination of this Lease and for the repair of all damage resulting from such removal. Tenant shall have the right to assign its rights to such Monument Sign or Building Sign in connection with an assignment of the Lease and in connection with a single sublease of more than 50% of the Building; provided, however, that any such assignee of Tenant’s signage rights shall be subject to the same requirements as Tenant with respect to the Monument Sign and/or Building Sign.

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39. Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a) Extension Right. Tenant shall have 1 right (an “Extension Right”) to extend the term of this Lease for 5 years (an “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Work Letter) by giving Landlord written notice of its election to exercise such Extension Right at least 12 months, and no earlier than 15 months, prior to the expiration of the Base Term of the Lease.

Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the rate that institutional landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings), nonrenewal, non-expansion and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Alterations and other improvements) and floor height in Class A laboratory buildings, as applicable, in the University Towne Centre area of San Diego for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including the age of the Building, age of the Building Systems, tenant inducements (to the extent available or not provided to Tenant with respect to the Extension Term), percentage of laboratory and office space, specialized improvements, the availability of amenities such as those found at the Torreyana Project and the 10300 Campus Project, parking costs, leasing commissions, amenities available at the Project, allowances or concessions, if any.

If, on or before the date which is 210 days prior to the expiration of the Base Term of this Lease, Landlord and Tenant have not agreed upon the Market Rate and the rent escalations during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 39(b). Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 39(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.

(b) Arbitration.

(i) Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

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(ii) The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate for the first year of the Extension Term is not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii) An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater San Diego metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater San Diego metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c) Rights Personal. The Extension Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(d) Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Right shall, at Landlord’s option, not be in effect and Tenant may not exercise the Extension Right:

(i) during any period of time that Tenant is in Default under any provision of this Lease; or

(ii) if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the Defaults are cured.

(e) No Extensions. The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right.

(f) Termination. The Extension Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

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40. Early Termination Right. If Tenant assigns this Lease pursuant to a bona fide merger or asset sale (which merger or asset sale shall be subject to the terms of Section 22 above) or if substantially all of Tenant’s stock is acquired by a third party (which stock acquisition shall be subject to the terms of Section 22 above), Tenant shall have the right, subject to the provisions of this Section 40, to terminate this Lease (“Termination Right”) with respect to the entire Premises only as of expiration of the 94th month after the Commencement Date (“Early Termination Date”), so long as Tenant delivers to Landlord (i) a written notice (“Termination Notice”), of its election to exercise its Termination Right no less than 9 months in advance of the Early Termination Date, and (ii) concurrent with Tenant’s delivery of the Termination Notice to Landlord, an early termination payment equal to $5,500,000 (the “Early Termination Payment”). If Tenant timely and properly exercises the Termination Right, Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Early Termination Date and Tenant shall have no further obligations under this Lease except for those accruing prior to the Early Termination Date and those which, pursuant to the terms of this Lease, survive the expiration or early termination of this Lease. If Tenant does not deliver to Landlord the Termination Notice and the Early Termination Payment within the time period provided in this paragraph, Tenant shall be deemed to have waived its Termination Right and the provisions of this Section 40 shall have no further force or effect.

41. Roof Equipment. Tenant shall have the right, at its sole cost and expense, subject to compliance with all Legal Requirements including, without limitation, any height restrictions applicable to the Building, to install, maintain, and remove on the top of the roof of the Building, in locations designated by Landlord, one satellite dish or antenna for the transmission or reception of communication signals to the extent reasonably necessary to support Tenant’s operations within the Premises, including ancillary cabling to connect such equipment to the Premises and other equipment serving the Premises reasonably acceptable to Landlord (collectively, the “Roof Equipment”) on the following terms and conditions:

(a) Requirements. Tenant shall submit to Landlord (i) the plans and specifications for the installation of the Roof Equipment, (ii) copies of all required governmental and quasi-governmental permits, licenses, and authorizations that Tenant will and must obtain at its own expense, with the cooperation of Landlord, if necessary for the installation and operation of the Roof Equipment, and (iii) an insurance policy or certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance as reasonably required by Landlord for the installation and operation of the Roof Equipment. Landlord shall not unreasonably withhold or delay its approval for the installation and operation of the Roof Equipment; provided, however, that Landlord may reasonably withhold its approval if the installation or operation of the Roof Equipment (A) may damage the structural integrity of the Building, (B) may void, terminate, or invalidate any applicable roof warranty, (C) may interfere with any service provided by Landlord or any tenant of the Project, (D) may reduce the leasable space in the Building on which Tenant would otherwise be paying Base Rent, or (E) is not properly screened from the viewing public.

(b) No Damage to Roof. If installation of the Roof Equipment requires Tenant to make any roof cuts or perform any other roofing work, such cuts shall only be made to the roof area of the Building designated in writing by Landlord and only in the manner designated in writing by Landlord; and any such installation work (including any roof cuts or other roofing work) shall be performed by Tenant, at Tenant’s sole cost and expense by a roofing contractor designated by Landlord. If Tenant or its agents shall otherwise cause any damage to the roof during the installation, operation, and removal of the Roof Equipment such damage shall be repaired promptly at Tenant’s expense and the roof shall be restored in the same condition it was in before the damage. Landlord shall not charge Tenant Additional Rent for the installation and use of the Roof Equipment. If, however, Landlord’s insurance premium or Tax assessment increases as a result of the Roof Equipment, Tenant shall pay such increase as Additional Rent within 10 after receipt of a reasonably detailed invoice from Landlord. Tenant shall not be entitled to any abatement or reduction in the amount of Rent payable under this Lease if for any reason Tenant is unable to use the Roof Equipment. In no event whatsoever shall the installation, operation, maintenance, or removal of the Roof Equipment by Tenant or its agents void, terminate, or invalidate any applicable roof warranty.

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(c) Protection. The installation, operation, and removal of the Roof Equipment shall be at Tenant’s sole risk. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, costs, damages, liabilities and expenses (including, but not limited to, attorneys’ fees) of every kind and description that may arise out of or be connected in any way with Tenant’s installation, operation, or removal of the Roof Equipment.

(d) Removal. At the expiration or earlier termination of this Lease or the discontinuance of the use of the Roof Equipment by Tenant, Tenant shall, at its sole cost and expense, remove the Roof Equipment from the Building. Tenant shall leave the portion of the roof where the Roof Equipment was located in good order and repair, reasonable wear and tear excepted. If Tenant does not so remove the Roof Equipment, Tenant hereby authorizes Landlord to remove and dispose of the Roof Equipment and charge Tenant as Additional Rent for all costs and expenses incurred by Landlord in such removal and disposal. Tenant agrees that Landlord shall not be liable for any Roof Equipment or related property disposed of or removed by Landlord.

(e) No Interference. The Roof Equipment shall not interfere with the proper functioning of any telecommunications equipment or devices that installed by Landlord or for any other tenant of the Project. Landlord shall have no right to make any installations on the roof other than as required for the operation of the Building.

(f) Relocation. Landlord shall have the right, at its expense and after 60 days prior notice to Tenant, to relocate the Roof Equipment to another site on the roof of the Building as long as such site reasonably meets Tenant’s sight line and interference requirements and does not unreasonably interfere with Tenant’s use and operation of the Roof Equipment.

(g) Access. Landlord grants to Tenant the right of ingress and egress on a 24 hour 7 day per week basis to install, operate, and maintain the Roof Equipment. Before receiving access to the roof of the Building, Tenant shall give Landlord at least 24 hours’ advance written or oral notice, except in emergency situations, in which case 2 hours’ advance oral notice shall be given by Tenant. Landlord shall supply Tenant with the name, telephone, and pager numbers of the contact individual(s) responsible for providing access during emergencies.

(h) Appearance. If permissible by Legal Requirements, the Roof Equipment shall be painted the same color as the Building so as to render the Roof Equipment virtually invisible from ground level.

(i) No Assignment. The right of Tenant to use and operate the Roof Equipment shall be personal solely to Tenant and any assignee subject to a Permitted Assignment, and (i) no other person or entity shall have any right to use or operate the Roof Equipment, and (ii) Tenant shall not assign, convey, or otherwise transfer to any person or entity any right, title, or interest in all or any portion of the Roof Equipment or the use and operation thereof, other than in connection with a Permitted Assignment.

42. Torreyana Community Center Amenities.

(a) Generally. Subject to the provisions of this Section 42, Landlord’s affiliate, ARE-SD Region No. 17, LLC, a Delaware limited liability company (“Torreyana Landlord”) is constructing certain amenities at the property owned by Torreyana Landlord located at 10996 Torreyana Road, San Diego, California (“Torreyana Project”), which include, without limitation, shared conference facilities (“Shared Conference Facilities”), a fitness center and restaurant (collectively, the “Amenities”) for non-exclusive use by (a) Tenant, (b) other tenants of the Project, (c) Landlord, (d) the tenants of Torreyana Landlord, (e) Torreyana Landlord, (e) other affiliates of Landlord, Torreyana Landlord and Alexandria Real Estate Equities, Inc. (“ARE”), (f) the tenants of such other affiliates of Landlord, Torreyana Landlord and ARE, and (g) any other parties permitted by Torreyana Landlord (collectively, “Users”). Landlord, Torreyana Landlord, ARE, and all affiliates of Landlord, Torreyana and ARE may be referred to collectively herein as the “ARE Parties.” Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that Torreyana Landlord shall have the right, at the sole discretion of Torreyana Landlord, to construct any Amenities desired by Torreyana Landlord at the Torreyana Project but not make such constructed Amenities available for use by some or all currently contemplated Users. Torreyana Landlord shall have the sole right to determine all matters related to the Amenities including, without limitation, relating to the design and construction thereof; provided, however, that the Amenities will, if provided, be of a Class A standard and will include, at a minimum, a fitness center, Shared Conference Facility and eatery. If the Amenities are made available for use by Tenant, if at all, Tenant shall have the right, at a minimum, to use the fitness center, the Shared Conference Facility and the eatery. Tenant acknowledges and agrees that Landlord has not made any representations or warranties regarding the development of any of the Amenities and that Tenant is not entering into this Lease relying on the completion of the Amenities or with an expectation that the Amenities will ever be made available to Tenant.

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(b) License. Commencing on the date that the Amenities become available for use by Tenant, if at all, and so long as the Torreyana Project and the Project continue to be owned by affiliates of ARE, Tenant shall have the non-exclusive right to the use of the available Amenities in common with other Users pursuant to the terms of this Section 42. A total of 150 passes to the fitness center shall be issued to Tenant (so long as the persons using such passes are employed at the Premises or any other space leased by Tenant from Landlord or an affiliate of Landlord in the San Diego area); provided, however, that for so long as the fitness center at the 10300 Campus Project (as defined in Section 43 below), remains available for use by Tenant pursuant to Section 43 below, Tenant may elect to have a portion of the 150 fitness center passes allocated to Tenant above issued to Tenant for the use of the fitness center at the 10300 Campus Project instead of the fitness center at the Torreyana Project (in which case the number of fitness center passes available for use at the Torreyana Project shall be reduced by the number of passes issued to Tenant for the fitness center at the 10300 Campus Project). Commencing on the date that the Amenities become available for use by Tenant (“Amenities Commencement Date”) Tenant shall commence paying Landlord a fixed fee during the Base Term equal to $0.12 per rentable square foot of the Premises per month (“Amenities Fee”), which Amenities Fee shall by payable on the first day of each month during the Term whether or not Tenant elects to use any or all of the Amenities. The Amenities Fee shall be increased annually on each anniversary of the Commencement Date by 3%. In the event that the Amenities are constructed but not made available for use by Tenant, Tenant shall have no right to use the Amenities, if any, nor shall Tenant be required to pay the Amenities Fee.

(c) Shared Conference Facilities. Use by Tenant of the Shared Conference Facilities and restaurant at the Torreyana Project shall be in common with other Users with scheduling procedures reasonably determined by Torreyana Landlord. Torreyana Landlord reserves the right to exercise its reasonable discretion in the event of conflicting scheduling requests among Users. Tenant hereby acknowledges that (i) Biocom/San Diego, a California non-profit corporation (“Biocom”) has the right to reserve the Shared Conference Facilities and any reservable dining area(s) included within the Amenities for up to 50% of the time that such Shared Conference Facilities and reservable dining area(s) are available for use by Users each calendar month, and (ii) Illumina, Inc., a Delaware corporation, has the exclusive use of the main conference room within the Shared Conference Facilities for up to 4 days per calendar month.

Any vendors engaged by Tenant in connection with Tenant’s use of the Shared Conference Facilities shall be professional licensed vendors. Torreyana Landlord shall have the right to reasonably approve any vendors utilized by Tenant in connection with Tenant’s use of the Shared Conference Facilities. Prior to any entry by any such vendor onto the Torreyana Project, Tenant shall deliver to Landlord a copy of the contract between Tenant and such vendor and certificates of insurance from such vendor evidencing industry standard commercial general liability, automotive liability, and workers’ compensation insurance. Tenant shall cause all such vendors utilized by Tenant to provide a certificate of insurance naming Landlord, ARE, and Torreyana Landlord as additional insureds under the vendor’s liability policies. Notwithstanding the foregoing, Tenant shall be required to use the food service operator used by Torreyana Landlord at the Torreyana Project for any food service or catered events held by Tenant in the Shared Conference Facilities.

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Tenant shall, at Tenant’s sole cost and expense, (i) be responsible for the set-up of the Shared Conference Facilities in connection with Tenant’s use (including, without limitation ensuring that Tenant has a sufficient number of chairs and tables and the appropriate equipment), and (ii) surrender the Shared Conference Facilities after each time that Tenant uses the Shared Conference Facilities free of Tenant’s personal property, in substantially the same set up and same condition as received, subject to casualty, and free of any debris and trash. If Tenant fails to restore and surrender the Shared Conference Facilities as required by sub-section (ii) of the immediately preceding sentence, such failure shall constitute a “Shared Facilities Default.” Each time that Landlord reasonably determines that Tenant has committed a Shared Facilities Default, Tenant shall be required to pay Landlord a penalty within 5 days after notice from Landlord of such Shared Facilities Default. The penalty payable by Tenant in connection with the first Shared Facilities Default shall be $200. The penalty payable shall increase by $50 for each subsequent Shared Facilities Default (for the avoidance of doubt, the penalty shall be $250 for the second Shared Facilities Default, shall be $300 for the third Shared Facilities Default, etc.). In addition to the foregoing, Tenant shall be responsible for reimbursing Torreyana Landlord or Landlord, as applicable, for all costs expended by Torreyana Landlord or Landlord, as applicable, in repairing any damage to the Shared Conference Facilities, the Amenities, or the Torreyana Project caused by Tenant or any Tenant Related Party. The provisions of this Section 42(c) shall survive the expiration or earlier termination of this Lease.

(d) Rules and Regulations. Tenant shall be solely responsible for paying for any and all ancillary services (e.g., audio visual equipment) provided to Tenant, all food services operators and any other third party vendors providing services to Tenant at the Torreyana Project. Tenant shall use the Amenities (including, without limitation, the Shared Conference Facilities) in compliance with all applicable Legal Requirements and any reasonable rules and regulations imposed by Torreyana Landlord or Landlord from time to time (which rules shall not be enforced in a discriminatory manner) and in a manner that will not interfere with the rights of other Users. The use of Amenities other than the Shared Conference Facilities by employees of Tenant shall be in accordance with the terms and conditions of the standard licenses, indemnification and waiver agreement required by Torreyana Landlord or the operator of the Amenities to be executed by all persons wishing to use such Amenities. Neither Torreyana Landlord nor Landlord (nor, if applicable, any other affiliate of Landlord) shall have any liability or obligation for the breach of any rules or regulations by other Users with respect to the Amenities. Tenant shall not make any alterations, additions, or improvements of any kind to the Shared Conference Facilities, the Amenities or the Torreyana Project.

Tenant acknowledges and agrees that Torreyana Landlord shall have the right at any time and from time to time to reconfigure, relocate, modify or remove any of the Amenities at the Torreyana Project and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Amenities.

(e) Waiver of Liability and Indemnification. Tenant warrants that it will use reasonable care to prevent damage to property and injury to persons while on the Torreyana Project. To the extent permitted by applicable law, Tenant waives any claims it or any Tenant Parties may have against any ARE Parties relating to, arising out of or in connection with the Amenities and any entry by Tenant and/or any Tenant Parties onto the Torreyana Project, and Tenant releases and exculpates all ARE Parties from any liability relating to, arising out of or in connection with the Amenities and any entry by Tenant and/or any Tenant Parties onto the Torreyana Project. Tenant hereby agrees to indemnify, defend, and hold harmless the ARE Parties from any claim of damage to property or injury to person relating to, arising out of or in connection with (i) the use of the Amenities by Tenant or any Tenant Parties, and (ii) any entry by Tenant and/or any Tenant Parties onto the Torreyana Project, except to the extent caused by the willful misconduct or negligence of Landlord or an ARE Party. The provisions of this Section 42 shall survive the expiration or earlier termination of this Lease.

(f) Insurance. As of the Amenities Commencement Date, Tenant shall cause Torreyana Landlord to be named as an additional insured under the commercial general liability policy of insurance that Tenant is required to maintain pursuant to Section 17 of this Lease.

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43. 10300 Campus Point Amenities.

(a) Tenant shall have the right during the Term (for so long as the 10300 Campus Project is owned by an affiliate of Landlord), subject and subordinate to the rights of the tenants at the project located at 10300 Campus Point Drive, San Diego, California (“10300 Campus Project”) and any rules, regulations and conditions imposed on Tenant by the owner of the 10300 Campus Point Project (“10300 Campus Owner”), to use the conference center, fitness center and restaurant located at the 10300 Campus Project (collectively, the “10300 Campus Amenities”), at no additional fee for use, to Tenant. The 10300 Campus Amenities shall only be available to employees of Tenant that work at the Project. Tenant acknowledges and agrees that 10300 Campus Owner shall have the right at any time and from time to time to reconfigure, relocate, modify or remove any of the 10300 Campus Amenities and/or to revise, expand, or, based on objections of tenants of the 10300 Campus Project having superior rights as of the date of this Lease to the 10300 Campus Amenities and upon no less than 90 days prior written notice to Tenant, limit the number of Tenant’s employees authorized to use such 10300 Campus Amenities or the hours which the 10300 Campus Amenities are available for Tenant’s use, or discontinue any of the services (if any) provided in connection with such 10300 Campus Amenities. In the event that any of the existing tenants of the 10300 Campus Project object to the use by Tenant of the 10300 Campus Amenities, Landlord shall endeavor, at no cost or expense to Landlord, to obtain approval of Tenant’s use of the 10300 Campus Amenities from such objecting tenants.

(b) Waiver of Liability and Indemnification. Tenant warrants that it will use reasonable care to prevent damage to property and injury to persons while on the 10300 Campus Project. To the extent permitted by applicable law, Tenant waives any claims it or any Tenant Parties may have against any ARE Parties relating to, arising out of or in connection with the 10300 Campus Amenities and any entry by Tenant and/or any Tenant Parties onto the 10300 Campus Project, and Tenant releases and exculpates all ARE Parties from any liability relating to, arising out of or in connection with the 10300 Campus Amenities and any entry by Tenant and/or any Tenant Parties onto the 10300 Campus Project. Tenant hereby agrees to indemnify, defend, and hold harmless the ARE Parties from any claim of damage to property or injury to person relating to, arising out of or in connection with (i) the use of the 10300 Campus Amenities by Tenant or any Tenant Parties, and (ii) any entry by Tenant and/or any Tenant Parties onto the 10300 Campus Project, except to the extent caused by the willful misconduct or negligence of Landlord or an ARE Party. The provisions of this Section 43 shall survive the expiration or earlier termination of this Lease.

(c) Use Agreements. Neither Tenant nor its employees shall have any right to access and/or use the 10300 Campus Amenities unless Tenant and its employees have entered into license and use agreements (including indemnification and waiver agreements reasonably required by 10300 Campus Owner) with respect to such 10300 Campus Amenities which are in form and content acceptable to Landlord and/or 10300 Campus Owner in their respective reasonable discretion, and Tenant and its employees shall be required to comply with all of 10300 Project Owner’s rules, regulations, conditions and scheduling procedures in connection with the use of the 10300 Campus Amenities.

(d) Insurance. As of the Commencement Date, Tenant shall cause 10300 Campus Landlord to be named as an additional insured under the commercial general liability policy of insurance that Tenant is required to maintain pursuant to Section 17 of this Lease.

44. Miscellaneous.

(a) Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

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(b) Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c) Financial Information. Tenant shall furnish Landlord with true and complete copies of Tenant’s most recent audited annual financial statements within 90 after the issuance of such audited financial statements, but in no event later than 180 days after the end of each of Tenant’s fiscal years during the Term. In addition, Tenant’s Chief Executive Officer or Chief Financial Officer shall, at Landlord’s request not more frequently than twice each year, meet with Landlord at Tenant’s offices and make available for review during such meetings additional information regarding Tenant’s financial condition and business progress. If Landlord is considering a sale of the Project or obtaining financing secured by the Project, Landlord shall have right to be accompanied at such meetings by representatives of the prospective purchaser or lender. Notwithstanding anything to the contrary contained herein, so long as Tenant is a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section 44(c) shall not apply.

(d) Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

(e) Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f) Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g) Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h) Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(i) Time. Time is of the essence as to the performance of Tenant’s obligations under this Lease.

(j) OFAC. Tenant, and, to Tenant’s knowledge, all beneficial owners of Tenant, are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

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(k) Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l) Entire Agreement. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

(m) No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(n) Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

(o) Redevelopment of Project. Tenant acknowledges that Landlord, in its sole discretion, may, subject to the terms of the third sentence of Section 1, from time to time expand, renovate and/or reconfigure the Project as the same may exist from time to time and, in connection therewith or in addition thereto, as the case may be, from time to time without limitation: (a) change the shape, size, location, number and/or extent of any improvements, buildings, structures, lobbies, hallways, entrances, exits, parking and/or parking areas relative to any portion of the Project; (b) modify, eliminate and/or add any buildings, improvements, and parking structure(s) either above or below grade, to the Project, the Common Areas and/or any other portion of the Project and/or make any other changes thereto affecting the same; and (c) make any other changes, additions and/or deletions in any way affecting the Project and/or any portion thereof as Landlord may elect from time to time, including without limitation, additions to and/or deletions from the land comprising the Project, the Common Areas and/or any other portion of the Project. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no right to seek damages (including abatement of Rent) or to cancel or terminate this Lease because of any proposed changes, expansion, renovation or reconfiguration of the Project nor shall Tenant have the right to restrict, inhibit or prohibit any such changes, expansion, renovation or reconfiguration; provided, however, Landlord shall not change the size, dimensions, location or Tenant’s Permitted Use of the Premises.

(p) Discontinued Use. If, at any time following the Rent Commencement Date, Tenant does not continuously operate its business in the Premises for a period of 180 consecutive days for reasons other than casualty, condemnation or Force Majeure, Landlord may, but is not obligated to, elect to terminate this Lease upon 30 days’ written notice to Tenant, whereupon this Lease shall terminate 30 days’ after Landlord’s delivery of such written notice (“Termination Date”), and Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Termination Date and Tenant shall have no further obligations under this Lease except for those accruing prior to the Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease.

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Net Laboratory	4796 Executive/Otonomy - Page 39

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

OTONOMY, INC., a Delaware corporation

By:	/s/ David Weber
Its:	President & CEO

LANDLORD:

ARE-SD REGION NO. 34, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

	By:	ARE-QRS CORP., a Maryland corporation, general partner

By: /s/ Gary Dean
Its: Senior Vice President RE Legal Affairs

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EXHIBIT A TO LEASE

DESCRIPTION OF PREMISES

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EXHIBIT B TO LEASE

DESCRIPTION OF PROJECT

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL 1 OF PARCEL MAP NO. 20044, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, JULY 7, 2006 AS DOCUMENT NO. 2006-0482471.

Assessor’s Parcel Number: 345-012-01

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EXHIBIT C TO LEASE

WORK LETTER

THIS WORK LETTER dated May 11, 2015 (this “Work Letter”) is made and entered into by and between ARE-SD REGION NO. 34, LLC, a Delaware limited liability company (“Landlord”), and OTONOMY, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease Agreement dated May 11, 2015 (the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Bob Savel and Erik Nelson (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord. Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b) Landlord’s Authorized Representative. Landlord designates Mike Barbera and Steve Pomerenke (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that: (i) the general contractor and subcontractors for the Building Shell shall be selected by Landlord in Landlord’s sole and absolute discretion, (ii) the general contractor and any subcontractors for the Tenant Improvements shall be selected by Landlord, subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (iii) Gensler shall be the architect (the “Architect”) for the Building Shell and the Tenant Improvements.

2. Tenant Improvements.

(a) Definition of Building Shell, Tenant Improvements and Landlord’s Work. As used herein, the term, “Building Shell” shall mean a warm shell consisting of the items reflected on the base building description attached to this Work Letter as Annex 1 (“Base Building Description”). As used herein, the term “Tenant Improvements” shall mean all improvements to the Building of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below. As used herein, the term “Landlord’s Work” shall mean collectively the work of constructing the Building Shell and the Tenant Improvements.

Tenant has approved the Base Building Description. Tenant may not request changes to the Base Building Description or the Building Shell other than changes required to correct material inconsistencies between the Base Building Description and the construction drawings for the Building Shell (the “Building Shell Construction Drawings”), a copy of which shall be provided to the Tenant once such Building Shell Construction Drawings have been completed; provided, however, that in no event shall Landlord be obligated to make any changes to the Building Shell (including Landlord’s plans for the Building Shell) requested by Tenant.

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Tenant hereby confirms that (i) the Base Building Improvements as reflected in the Base Building Description are consistent with Tenant’s requirements, and (ii) the Tenant Improvements design and specifications for the Premises reflected in the Tenant Improvements Specifications and Space Plan (as defined in Section 2(b) below), are consistent with Tenant’s requirements. Landlord shall have no obligation to, and shall not, secure any operating permits, approvals or entitlements related to Tenant’s specific use of the Premises or Tenant’s business operations therein other than the normal and customary permits, approvals and entitlements specifically required for the construction of Landlord’s Work. Landlord and Tenant agree that the quality and finishes of the Tenant Improvements shall be generally consistent with quality and finishes of Tenant’s existing premises at 6275 Nancy Ridge Drive in San Diego. Other than its obligation to perform Landlord’s Work, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

On or before the date that is 30 days after the mutual execution and delivery of the Lease by the parties, Landlord shall deliver to Tenant a preliminary project schedule for Landlord’s Work outlining the traditional and customary activities of Landlord and Tenant in connection therewith. Tenant shall review such preliminary project schedule and deliver any reasonable comments to Landlord within 10 business days of receipt. Tenant’s failure to deliver any comments to Landlord within such 10-business day period shall be deemed Tenant’s approval of the preliminary project schedule. Landlord shall consider Tenant’s comments to the preliminary project schedule in good faith and, within 10 business days after receipt of Tenant’s comments, either incorporate Tenant’s comments or provide Tenant with a reasonable rationale for exclusion. Upon Tenant’s request to Landlord each month, Landlord shall deliver updates of the schedule to Tenant on a monthly basis through the Substantial Completion of Landlord’s Work. Tenant acknowledges and agrees that any and all dates set forth in the project schedule shall be subject to Force Majeure delays and Tenant Delays.

(b) Tenant’s Space Plans. Landlord and Tenant acknowledge and agree that the tenant improvement specifications (“Tenant Improvements Specifications”) and space plan for the Tenant Improvements (“Space Plan”) have been mutually agreed upon by Landlord and Tenant. Landlord and Tenant further acknowledge and agree that any changes to the Tenant Improvement Specifications or the Space Plan requested by Tenant constitute a Change Request (as defined in Section 4 below), which Change Request shall be subject to the terms of Section 4 below.

(c) Working Drawings. Landlord shall cause the Architect to prepare and deliver to Tenant for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plan and the Tenant Improvement Specifications. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Tenant shall deliver its written comments on the TI Construction Drawings to Landlord not later than 10 business days after Tenant’s receipt of the same; provided, however, that Tenant may not disapprove any matter that is consistent with the Space Plan and the Tenant Improvement Specifications without submitting a Change Request. Landlord and the Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Tenant how Landlord proposes to respond to such comments, but Tenant’s review rights pursuant to the foregoing sentence shall not delay the design or construction schedule for the Tenant Improvements. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plan and the Tenant Improvement Specifications, Tenant shall approve the TI Construction Drawings submitted by Landlord, unless Tenant submits a Change Request. Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d) Approval and Completion. Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall not cause the TI Costs to exceed the Maximum TI Cost Amount (as defined in Section 4 below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building Systems. Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

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3. Performance of Landlord’s Work.

(a) Commencement and Permitting. Landlord shall obtain the necessary permits authorizing the construction of the Building Shell consistent with the Building Shell Construction Drawings (the “Building Shell Permit”) and a building permit authorizing the construction of the Tenant Improvements (the “TI Permit”) consistent with the TI Construction Drawings approved by Tenant. The cost of obtaining the Building Shell Permit and the TI Permit shall be payable by Landlord. Tenant shall reasonably assist Landlord in obtaining the Building Shell Permit and the TI Permit. If any Governmental Authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that: (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

(b) Completion of Landlord’s Work. On or before the Target Commencement Date (subject to Tenant Delays and Force Majeure delays), Landlord shall substantially complete or cause to be substantially completed Landlord’s Work in a good and workmanlike manner, in accordance with the Building Shell Permit and the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with Tenant’s Permitted Use of the Premises and with a certificate or temporary certificate of occupancy (or an equivalent approval having been issued) for the Premises permitting lawful occupancy of the Premises (but specifically excluding any permits, licenses or other governmental approvals required to be obtained in connection with Tenant’s operations in the Premises)(“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of Landlord’s Work, Landlord shall require the Architect and the general contractor(s) to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required that do not materially impact Tenant’s ability to operate in the Premises: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the Base Building Permit and the TI Permit); (ii) to comply with any request by Tenant for modifications to Landlord’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord’s Work.

(c) Selection of Materials. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Landlord and Tenant, the option will be selected at Landlord’s reasonable discretion. As to all building materials and equipment that Landlord is obligated to supply under this Work Letter, unless a manufacturer is specified in the TI Construction Drawings, Landlord shall select the manufacturer thereof in its reasonable discretion.

(d) Delivery of the Premises. When Landlord’s Work is Substantially Complete, subject to the remaining terms and provisions of this Section 3(d), Tenant shall accept the Premises. Tenant’s taking possession and acceptance of the Premises shall not constitute a waiver of: (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements, (iii) any claim that the Building Shell was not substantially completed in accordance with the Building Shell Construction Drawings, or (iv) the Tenant Improvements were not completed substantially in accordance with the TI Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder) (collectively, a “Construction Defect”). Tenant shall have one year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter. Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect within such 30-day period. If the contractor fails to remedy such Construction Defect within a reasonable time, Landlord shall use reasonable efforts to remedy the Construction Defect within a reasonable period.

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Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Premises. Landlord shall promptly undertake and complete, or cause to be completed, all punch list items.

(e) Commencement Date Delay. Except as otherwise provided in the Lease, Delivery of the Premises shall occur when Landlord’s Work has been Substantially Completed, except to the extent that completion of Landlord’s Work shall have been actually delayed by any one or more of the following causes (“Tenant Delay”):

(i) Tenant’s Representative was not reasonably available to give or receive any Communication or to take any other action required to be taken by Tenant hereunder;

(ii) Tenant’s request for Change Requests (as defined in Section 4(a) below) whether or not any such Change Requests are actually performed;

(iii) Construction of any Change Requests;

(iv) Tenant’s request for materials, finishes or installations requiring unusually long lead times;

(v) Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein;

(vi) Tenant’s delay in providing information critical to the normal progression of the Project. Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of any written request for such information from Landlord; or

(vii) Any other act or omission by Tenant or any Tenant Party (as defined in the Lease), or persons employed by any of such persons that continues for more than 1 day after Landlord’s notice thereof to Tenant.

If Delivery is delayed for any of the foregoing reasons, then Landlord shall cause the Architect to certify the date on which the Tenant Improvements would have been Substantially Completed but for such Tenant Delay and such certified date shall be deemed to be the Commencement Date for purposes of Tenant’s obligation to pay Base Rent, Operating Expenses and all other amounts due under the Lease. Upon Tenant’s request, Landlord shall advise Tenant of any materials, finishes or installations which are required as part of any Change Request that will result in unusually long lead times. Notwithstanding anything to the contrary contained in this Work Letter, if at any time during the design or construction of the Tenant Improvements it is reasonably determined by Architect that the total number of days of Tenant Delay (pursuant to this Section 3(e) and/or resulting from Changes or Change Requests) is expected to exceed 90 days in the aggregate, Landlord may, in Landlord’s sole discretion, following such determination by Architect, unilaterally make all remaining decisions and take all actions determined necessary by Landlord relating to the design and construction of the Tenant Improvements so that there are no further Tenant Delays.

4. Changes. Any changes requested by Tenant to the Tenant Improvements as reflected in the Space Plan and the Tenant Improvement Specifications shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the Architect, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Work Letter, in no event shall Landlord be required to approve any Change or Change Request if such Change or Change Request would (i) cause the TI Costs to exceed $204 per rentable square foot of the Premises (the “Maximum TI Cost Amount”), and/or (ii) result in the number of days of Tenant Delay under this Work Letter exceeding 90 days in the aggregate.

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(a) Tenant’s Request For Changes. If Tenant shall request changes to the Tenant Improvements (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall, before proceeding with any Change, respond to Tenant as soon as is reasonably possible with an estimate of: (i) the time it will take, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request. Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s Work will be Substantially Complete. Any such delay in the completion of Landlord’s Work caused by a Change, including any suspension of Landlord’s Work while any such Change is being evaluated and/or designed, shall be Tenant Delay.

(b) Implementation of Changes. If Tenant approves in writing the estimated extension in the time for completion of Landlord’s Work, if any, and the approved Change will not cause TI Costs to exceed the Maximum TI Cost Amount, Landlord shall cause the approved Change to be instituted. Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, the Architect’s determination of the amount of Tenant Delay in connection with such Change shall be final and binding on Landlord and Tenant.

5. Costs. Landlord shall be responsible for the payment of design, permits and construction costs in connection with the construction of the Base Building Improvements including, without limitation, the cost of preparing the Base Building Shell Construction Drawings. Landlord shall also be responsible for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of preparing the TI Construction Drawings and the Space Plans (collectively, “TI Costs”). TI Costs shall include a payment to Landlord of administrative rent equal to 2% of the TI Costs for monitoring and inspecting the construction of the Base Building Improvements, the Tenant Improvements and Changes. TI Costs shall also include and Landlord shall pay a fee to Tenant’s construction manager equal to 2% of the total hard costs of the Tenant Improvements. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be required to pay for any furniture, personal property or other non-Building System materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements. In no event shall Tenant be permitted to request Changes and/or cause Tenant Delays that would cause TI Costs to exceed the Maximum TI Cost Amount.

6. Tenant Access.

(a) Tenant’s Access Rights. Landlord hereby agrees to permit Tenant access, at Tenant’s sole risk and expense, to the Building (i) 30 days prior to the Commencement Date (or such additional period as may be reasonably required by Tenant and reasonably agreed upon by Landlord) to perform any work (“Tenant’s Work”) required by Tenant other than Landlord’s Work, provided that such Tenant’s Work is coordinated with the Architect and the general contractor, and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose, and (ii) prior to the completion of Landlord’s Work, to inspect and observe work in process; all such access shall be during normal business hours or at such other times as are reasonably designated by Landlord. Notwithstanding the foregoing, Tenant shall have no right to enter onto the Premises or the Project unless and until Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord demonstrating that any insurance reasonably required by Landlord in connection with such pre-commencement access (including, but not limited to, any insurance that Landlord may require pursuant to the Lease) is in full force and effect. Any entry by Tenant shall comply with all established safety practices of Landlord’s contractor and Landlord until completion of Landlord’s Work and acceptance thereof by Tenant.

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(b) No Interference. Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord’s Work, nor with any inspections or issuance of final approvals by applicable Governmental Authorities, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the Premises and the Project until Substantial Completion of Landlord’s Work.

(c) No Acceptance of Premises. The fact that Tenant may, with Landlord’s consent, enter into the Project prior to the date Landlord’s Work is Substantially Complete for the purpose of performing Tenant’s Work shall not be deemed an acceptance by Tenant of possession of the Premises, but in such event Tenant shall defend with counsel reasonably acceptable by Landlord, indemnify and hold Landlord harmless from and against any loss of or damage to Tenant’s property, completed work, fixtures, equipment, materials or merchandise, and from liability for death of, or injury to, any person, caused by the act or omission of Tenant or any Tenant Party.

7. Limitation on Tenant’s Liability.

(a) Notwithstanding anything to the contrary contained in the Lease (including this Work Letter), Tenant shall not be required to pay for Construction Period Costs (as defined below) during the Construction Period (as defined below). Any Construction Period Costs paid by Landlord or which Tenant is responsible for during the Construction Period shall be reimbursed or paid by Tenant to Landlord with interest at 8% per annum as a one-time additional Rent payment within 30 days after Landlord’s delivery to Tenant of an invoice therefor; provided, however, that in no event shall Landlord deliver such invoice to Tenant prior to the expiration of the Construction Period.

(b) Notwithstanding anything to the contrary contained in the Lease (including this Work Letter), during the Construction Period (as defined below), Tenant’s liability to Landlord under the Lease (including the Work Letter) for Rental Payments (as defined below) shall at no time exceed 89.9% of Landlord’s Project Costs (as defined below) incurred as of the date of Landlord’s claim for such amount owed by Tenant (the “89.9% Threshold”) as reasonably determined by the Landlord; provided that such 89.9% Threshold will be calculated by taking into consideration whether at any point during the Construction Period, the sum of the Rental Payments could exceed the 89.9% Threshold, with the Rental Payments calculated to include (i) the accreted value of any Rental Payments previously made by Tenant plus (ii) the present value of the maximum amount of Rental Payments that Tenant could be required to pay as of that point in time (whether or not construction is completed). With respect to clause (ii) in the preceding sentence, for the avoidance of any doubt, any amounts previously deferred shall not be deemed currently payable for purposes of the calculation. Any Rental Payments owed by Tenant to Landlord in excess of such 89.9% Threshold (the “Excess Amounts”) shall not be payable during the Construction Period, and will instead be amortized on a straight line basis over the Base Term of the Lease (commencing after the date of Delivery of the Premises to Tenant with Landlord’s Work Substantially Complete) with interest at 8% per annum as Additional Rent, and such amortized Excess Amounts will be payable by Tenant monthly at the same time and place as Base Rent commencing with the first payment of Base Rent after the Construction Period. For purposes of calculating the 89.9% Threshold, the Rental Payments owed by Tenant to Landlord at the time of the applicable calculation shall be discounted to their then present value using 9% on the date hereof, applied on a monthly basis. All remedies of Landlord which arise under the Lease and this Work Letter during the Construction Period will be subject to this Section 7 (including remedies in the event the Lease is terminated during the Construction Period), excepting only amounts due from Tenant to Landlord by reason of fraud, willful misconduct, bankruptcy or illegal acts by Tenant.

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(c) As used in this Section 7,

(i) “Construction Period” shall mean the period from the date of the Lease until the date of Delivery of the Premises to Tenant with Landlord’s Work Substantially Complete (regardless of any Tenant Delays); provided, however, that, if there are more than 270 days of Tenant Delay, Landlord may if it so elects, notwithstanding anything to the contrary contained in the Lease (and/or this Work Letter), (x) terminate the Lease, upon written notice to Tenant, in which case the Construction Period shall terminate and Landlord may pursue all of its rights and remedies under the Lease (and this Work Letter) or (y) construct and Deliver the Premises with Tenant Improvements as determined by Landlord, in its sole and absolute discretion including, without limitation, changing the TI Construction Drawings so that the Tenant Improvements are consistent with a so-called spec build-out for one or more tenants and without any further input required or permitted by Tenant, and Tenant agrees to accept the Premises in their as is condition upon Delivery.

(ii) “Construction Period Costs” shall mean the following costs incurred for the Project during the Construction Period that are the responsibility of Tenant elsewhere under the Lease (including this Work Letter): Costs arising from (x) Utilities, Insurance and Taxes, (y) any amount owed to Landlord pursuant to any indemnification obligation on the part of Tenant in favor of Landlord (with the parties agreeing that, during the Construction Period, Tenant’s indemnification obligation shall be limited as set forth in Section 7(f) below), to the extent such indemnification obligation constitutes part of Project Costs (as defined below), or (z) any and all other costs payable to Landlord including payments arising from a Default by Tenant, to the extent such costs (including payments arising from a Default by Tenant) constitute part of Project Costs.

(iii) “Rental Payments” shall mean all of the following amounts which are required to be paid by Tenant to Landlord elsewhere under the Lease (and this Work Letter), including, without limitation, as a result of Tenant Delay: (w) Base Rent, (x) Operating Expenses (other than Utilities, Insurance and Taxes), (y) any amount owed to Landlord pursuant to any indemnification obligation on the part of Tenant in favor of Landlord (with the parties agreeing that, during the Construction Period, Tenant’s indemnification obligation shall be limited as set forth in Section 7(f) below), to the extent such indemnification obligation does not constitute part of Project Costs, and (z) any and all other costs payable by Tenant to Landlord including payments arising from a Default by Tenant, to the extent such costs (including payments arising from a Default by Tenant) do not constitute part of Project Costs. Rental Payments will not include (and the 89.9% Threshold will not apply to) amounts due from Tenant to Landlord by reason of fraud, willful misconduct, bankruptcy or illegal acts by Tenant.

(iv) “Project Costs” shall include the following as reasonably determined by the Landlord:

(a)

the amount capitalized in the Building (including related site improvements and other Project costs as allocated to the Building) by the Landlord in accordance with generally accepted accounting principles in the United States,

(b)

any amounts related to the Building (including related site improvements and other Project costs as allocated to the Building) paid by the Landlord to third parties other than lenders or owners. These costs exclude transaction costs not otherwise capitalized by the Landlord in accordance with GAAP, and

(c)	land carrying costs, such as interest or ground rentals incurred during the Construction Period.

Project Costs shall exclude land acquisition costs and imputed yield on equity in the Building. Any allocated Project Costs shall be based on relative value or other value methods as appropriate under the circumstances as reasonably determined by the Landlord.

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(d) For the avoidance of any doubt, if there are any Excess Amounts, such Excess Amounts shall be payable in accordance with Section 7(b) above.

(e) If Tenant fails to pay any Excess Amounts or Construction Period Costs to Landlord as and when required, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). Notwithstanding anything to the contrary contained herein, all Excess Amounts and Construction Period Costs shall become immediately due and payable to Landlord if any of the insolvency defaults described in Section 20(f)(A)(B) and (C) occur and no further Rental Payments shall be deferred pursuant to Section 7(b).

(f) Notwithstanding any other provision of the Lease or this Work Letter to the contrary, with respect to any indemnity obligation of Tenant arising at any time during the Construction Period only, (A) the term “Landlord” shall mean and shall be limited to ARE-SD Region No. 34, LLC (and any entity that that succeeds to ARE-SD Region No. 34, LLC’s interest as Landlord under the Lease) and shall not include any other person or entity; provided, however, that Landlord may include in any claim owed by Tenant to Landlord any amount which Landlord shall pay or be obligated to indemnify any other person or entity, and (B) any indemnity obligation shall be limited to losses caused by, or arising as a result of any act or failure to act of, Tenant or Tenant’s employees, agents or contractors.

(g) It is the intention of the parties that any Force Majeure delay which occurs during the Construction Period will postpone the Commencement Date of the Lease by the number of days such Force Majeure continues (i.e., if Substantial Completion of Landlord’s Work is delayed by ten (10) days due to a Force Majeure event, then the Commencement Date will be postponed for a period of ten (10) days).

8. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c) Default. Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to perform any work hereunder or to fund any portion of cost of Landlord’s Work during any period that there is a Default by Tenant under the Lease.

4796 Executive/Otonomy - Page 9

Annex 1

Base Building Improvements

Base Building Description

Building Shell

PROJECT:	Esplanade Building 4 - Otonomy Building Build to Suit

ADDRESS:	4796 Executive Drive, San Diego, CA 92121

DATE: 3/31//2015

General Base Building Information

1.	Project:	57,000 RSF Build to suit, cast-in-place concrete building with surface and below grade parking. Also included is a 4,755 RSF specialized research space constructed in the subterranean garage.

2.	Number of Buildings	One (1)

3.	Number of Stories	3 stories above ground with 1 level of below grade parking.

4.	Floor-to-Floor Height	14’-0” L1 – L3

5.	Construction Type	Type III B, Fully Sprinklered

6.	Use	Office, lab, and related uses.

7.	Parking provided	3.0/1000 RSF of 57,000 RSF allocated from a below grade parking garage and shared surface parking to be completed as part of Landlord’s Work

8.	Layout	Building layout and configuration to be substantially consistent with Exhibit A to the Lease

9.	Applicable Codes:	Most current versions of the following:
California Building Code (CBC)
California Green Building Standards Code (GBC)
California Electrical Code (CEC)
California Mechanical Code (CMC)
California Plumbing Code (CPC)
California Fire Code (CFC)
California Energy Efficiency Standards

Other Regulations:
NFPA (Current Edition)
CAL-OSHA
CCR 2010 Title 24 California Code of Regulations Energy Commission
Handicap Standards – Federal Regulations and American Disabilities Act (ADA)
Note: Applicable codes may change as the applicable local and state governing bodies adopt new codes, and the Building Shell will be constructed in accordance with the most current codes as of the date of construction.

4796 Executive/Otonomy - Page 10

SHELL OUTLINE SPECIFICATIONS

Lobby Vision

The lobby will offer visual connectivity to the outdoor plaza and draw natural light in through its double high glass entry lobby. The visual landmark of the space is captured in the spiral staircase comprised of steel, wood and visual transparency. Users will engage natural materials throughout like exposed warm concrete, trellis like wood ceiling and patina steel; blurring the lines between the users outdoor and indoor experience drawing them through the space and creating a memorable yet comfortable experience.

SITE WORK

Site Utilities

All sewer, gas, water, storm drain, electrical, services as required with the following minimum sizes:

1.	Fire Service – one 8 inch service to meet Ordinary Hazard Group 2 building density including any required backflow devices. Main loop on floors one through four provided for by landlord and shall be adaptable for tenant improvement drops at tenant expense.
2.	Sanitary Sewer – one 6 inch main.
3.	Industrial Waste – 1 ea-4” branch tee off of sanitary main to a polypropylene sampling port stubbed into the building for future connection of Tenant Improvement branch lines and fixtures.
4.	Domestic Water – Two 1-1/2” meters that manifold into a 3” main that will be stubbed into the building.
5.	Natural Gas – medium pressure sized for building loads.
6.	Landscape irrigation service and associated meter(s) or backflow devices tied into campus service, if applicable.

2 ea - 4” underground conduit raceways for incoming cabling from communication utility providers dedicated to Tenant.

All site utilities above (except landscape) to be stubbed into the building in locations mutually agreed to by Landlord and Tenant. All permit fees for water, sewer, gas and electric service shall be paid by Landlord.

Site Area         All site scope including asphalt paving, curb and gutter, concrete walkways, and landscaping, exterior lighting including code required egress lighting, and any code required ADA parking or path of travel to the right of way. Overall look and feel of new site improvements to be consistent with the appearance and quality of the existing campus.

Loading Dock, Service Yard

New CMU enclosure area to be provided with one surface grade loading area.

Service Yard enclosure pad to be provided with the shell along with service yard enclosure walls and standard slab. MEP systems, other than those noted herein, to be provided as part of the Tenant Improvements.

BUILDING ENVELOPE

Design The building envelope will be in compliance with the applicable energy standards.

BUILDING SKIN

Glass Walls

Curtain wall system, insulated high performance low ‘E’ glass by Viracon or equal.

4796 Executive/Otonomy - Page 11

Windows

TBD to meet Title 24 requirements.

Entry Doors

Pair of 3’-0” x 9’-0” x 1-3/4” narrow style aluminum and glass system with concealed overhead closers at the patio. Finish to match glass aluminum framing. One (1) main entry to have  1⁄2” thick Herculite doors.

Loading Door

3’-0” x 9’-0” pair of doors (double door).

Parking Garage Door

Parking control gate/arm.

STRUCTURAL SYSTEM

Design

Cast in place concrete structure. Cast in place elevated slab with 12” x 12” concrete columns with floors designed for live load of 110 pounds per square foot and partition loading of 15 psf. Roof shall be designed for 20 psf live load and increased to 125 psf for mechanical equipment loads at approximately 30% of the roof area, and the roof screen and related structural elements. The building will be designed to a seismic importance factor of 1.00 and hold to 14’-0” floor-to-floor heights.

Foundations

Subterranean CMU foundation walls. The foundation system will consist of isolated spread footings at gravity columns and continuous footings at bearing walls. Grade beams will occur at lateral force resisting walls.

Slab on Grade

5” thick 3,500 PSI concrete with #4 reinforcing bars @ 18” on center each way near the center of slab, over a 10 mil visqueen vapor barrier.

Floor Decks

The first through third floor deck systems will consist of 12” elevated concrete slabs.

Roof Deck

Consists of a 10” elevated concrete slab. The mechanical screened area will be designated to carry a designed live load of 125 psf. The balance of the roof deck will carry a designed live load of at least 20 psf.

MOISTURE AND THERMAL PROTECTION

Membrane Roofing

A sprayed polyurethane foam roof system with a minimum fifteen (15) year warranty will be provided.

Thermal Insulation

All insulation to be defined as required by Title 24.

Sound Insulation

Unfaced batt insulation at all elevator hoistway and machine room walls.

STAIRWAYS

Exit Stairs

Fabricate stairs with closed risers and pan treads to receive concrete fill, as indicated. Form treads with minimum 12 gage bent plate with deformed bars full length of tread welded to bent ends. Form stringers of structural steel channel sections or rolled steel rectangular hollow sections.

4796 Executive/Otonomy - Page 12

Monument Stairs

Rough exposed blackened two channel stringers with metal mesh risers and solid wood Douglas fir treads. Railings are vertical steel 1.5” rods hung at 4” OC from above the structure to each stringer with 2” flat bar railing. All connections and welds shall be rough and exposed.

MISCELLANEOUS

Sealants

Sealant Standard: Provide manufacturer’s standard sealant of type indicated, complying with ASTM C 920 requirements. Use silicone based sealants at all glazing conditions. In general, for use on areas subject to foot or vehicle traffic use multi-part, pourable, urethane sealant. At exterior or perimeters of openings in exterior walls use non-sag, urethane sealant

Sheet Metal

Provide minimum 24 GA galvanized sheet metal to comply with recommendations of SMACNA “Architectural Sheet Metal Manual”

Steel Doors

Provide 18 gauge hollow metal steel doors, frames and stops. Applicable weatherstripping to be provided at all exterior doors

Hardware

Lock and latch sets shall be equal to Schlage Series L, Full mortise with lever handle design. All fire rated doors and storefront entry doors shall be equipped with closers. All hardware shall meet state Title 24 requirements for handicapped accessibility.

All exterior perimeter doors and the parking garage access door shall be provided with electrified hardware as part of the shell. Landlord shall provide access control at building exterior doors, parking garage doors, lobby doors, and elevators. Tenant to provide and install tenant improvement card readers as part of the Tenant Improvements. Access control system shall be Hirsch Velocity Management System.

Restrooms

Restrooms on levels 1 thru 3, located along the building core will be constructed and finished by Landlord.

FINISHES

Interior Walls and Finishes

As required for main electrical room, elevator hoistways, elevator machine room, and stairwell shafts. Interior perimeter wall furring and finishes to be provided as part of the Tenant Improvements

Metal Framing

Wall framing with gauge metal steel studs spaced at 16” on center or as required to meet rated wall assemblies.

Drywall

Board thickness to be 5/8” at vertical and horizontal surface applications. In areas requiring fire ratings, wall board shall be 5/8” Type “X”. Finish joint taping to a smooth level 4 smooth texture in finished rooms and level 3 finish at surface in non finished areas.

Paint

All interior gypsum drywall (Lo-Glo satin sheen), exposed steel surfaces, hollow metal doors and frames and interior columns to receive paint

SPECIALTIES

Signage Tenant to install all tenant improvement signage per Lease. Landlord will be responsible for ADA and City of San Diego required signage associated strictly with the site, building shell and interior restrooms and core functions. Landlord shall also be responsible for monument sign at street entrance including Tenant provided graphics. Wayfinding signage will be by tenant. Tenant shall be responsible for its building sign (on building façade) within Tenant Improvements being provided as part of Landlord’s Work under the Work Letter. All exterior tenant signage shall comply with Project signage guidelines and City of San Diego regulations.

4796 Executive/Otonomy - Page 13

CONVEYING SYSTEMS

Hydraulic Elevators

One (1) 3000# passenger elevator accessible at all levels. One (1) 4,000# passenger/ service elevator that will also be accessible at all levels. 150 fpm, hydraulic elevators by Otis Elevator, Thyssen Krupp, Schindler, or equal with standard hoistway entrances and cab finishes. Hydraulic power unit pump, tank, and control system equipment to be located in adjacent Elevator Machine Room. Landlord to install finishes in elevator cab in keeping with finishes and materials in Project. Elevators to be tested and operational as designed upon delivery to Tenant.

FIRE PROTECTION

Fire Protection

Full building shell fire sprinkler system meeting Ordinary Hazard Group 2 density per the CBC, CFC and NFPA requirements

Fire Alarm System

Fully functional fire alarm system monitoring elevators and fire protection flow switches. System to be expandable to cover future Tenant Improvements

Fireproofing

As a concrete building, there is no fireproofing.

Vertical control area walls and separation will be part of the Tenant Improvements.

PLUMBING

Storm Drain

Cast Iron roof drain, and overflow systems sized in accordance with CPC requirements and local rainfall rates. Roof drains shall connect to the site storm drain system. Rainwater overflow system shall be hard piped to a point of discharge near grade. Bioswales will be utilized to the greatest extent possible.

Domestic Water

Domestic water for plumbing fixtures will be provided by a single 3” cold water pipe that is manifolded off of two 1 1⁄2” meters and shut off valves stubbed into the building to allow for future extension of Tenant Improvement branch lines and fixture connections.

Sanitary Sewer

Drains shall be routed through a conventional waste and vent system to a single 6” Schedule 40 below grade sanitary main. Single point sample port to be include at appropriate location. Design according to 2003 California Plumbing Code. Slope gravity at 1/4” per foot if first approved by the jurisdictional agency.

Industrial Waste

1 ea-4” branch tee off of sanitary main to a polypropylene sampling port stubbed into the building for future connection of Tenant Improvement branch lines and fixtures.

HVAC

Shell Provisions

No HVAC equipment and distribution shall be provided with the shell unless otherwise noted.

HVAC equipment and distribution shall be part of the Tenant Improvements.

Shell Ventilation

Restrooms will be exhausted by Landlord. Landlord will also stub a transfer duct out of each pair of restrooms for Tenant Improvement connection of supply air.

4796 Executive/Otonomy - Page 14

DDC Controls

A new DDC system shall control all landlord provided heating, ventilating, and air conditioning equipment and devices. DDC system shall be Johnson Metasys.

ELECTRICAL

Normal Electrical Power

277/480V - 3000A primary electrical service provided to building main electrical room (to be built with the shell to SDGE standards) underground pull section including the main breaker. Shell house panelboard with distribution and connections to elevators, elevator equipment room, Landlord provided HVAC equipment, stairwells, exit signs, monument and building signage and exterior lighting.

Emergency Power

Emergency generators, pads and UPS systems to be provided as part of the Tenant Improvements.

Tenant shall be required to provide any information to Landlord which may impact Landlord’s Work in sufficient time for Landlord’s Work to progress in an orderly fashion in accordance with the detailed schedule of key milestones and so as not to delay Landlord’s Work.

FIBER OPTIC

Landlord will arrange for fiber optic lines to be run to the Building by a service provider designated in writing by Tenant to Landlord promptly after the date of this Lease; provided, however, that such service provider provides service in the area where the Project is located and such service provider is willing to provide service to Tenant at the Project. Tenant shall be responsible for reimbursing Landlord for all reasonable costs incurred by Landlord in connection with the same including, without limitation, any actual fees charged by the service provider for installation of such fiber optic line.

THE ABOVE MENTIONED DOCUMENT IS A DESCRIPTION OF THE “COLD” BUILDING SHELL THAT THE LANDLORD INTENDS TO BUILD. TENANT IMPROVEMENT COMPONENTS (INCLUDING ANY ITEMS DESCRIBED ABOVE AS BEING PART OF THE TENANT IMPROVEMENTS) ARE NOT INCLUDED IN THE BASE BUILDING THAT LANDLORD WILL BE PROVIDING, AND SHALL BE INCLUDED AS PART OF TI COSTS (WHICH TI COSTS ARE SUBJECT TO THE TERMS SET FORTH IN THE WORK LETTER).

4796 Executive/Otonomy - Page 1

EXHIBIT D TO LEASE

ACKNOWLEDGMENT OF COMMENCEMENT DATE

This ACKNOWLEDGMENT OF COMMENCEMENT DATE is made this      day of                     ,         , between ARE-SD REGION NO. 34, LLC, a Delaware limited liability company (“Landlord”), and OTONOMY, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease dated                     ,          (the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Commencement Date of the Base Term of the Lease is                     ,         , the Rent Commencement Date is                     ,         , and the termination date of the Base Term of the Lease shall be midnight on                     ,         . In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Commencement Date, this Acknowledgment of Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF COMMENCEMENT DATE to be effective on the date first above written.

TENANT:

OTONOMY, INC., a Delaware corporation

By:
Its:

LANDLORD:

ARE-SD REGION NO. 34, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By:
Its:

Rules and Regulations	4796 Executive/Otonomy - Page 1

EXHIBIT E TO LEASE

Rules and Regulations

1. The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or any Tenant Party, or used by them for any purpose other than ingress and egress to and from the Premises.

2. Except as otherwise expressly provided for in the Lease, Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project.

3. Except for animals assisting the disabled, no animals shall be allowed in the offices, halls, or corridors in the Project.

4. Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

5. If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant’s expense.

6. Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project.

7. Parking any type of recreational vehicles is specifically prohibited on or about the Project. Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no “For Sale” or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8. Tenant shall maintain the Premises free from rodents, insects and other pests.

9. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

10. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

11. Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, exterior electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

12. Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

Rules and Regulations	4796 Executive/Otonomy - Page 2

13. All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14. No auction, public or private, will be permitted on the Premises or the Project.

15. No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

16. The Premises shall not be used for lodging, sleeping or cooking (except for food preparation and service for Tenant’s personnel consistent with Tenant’s business at the Premises and the Permitted Use), or for any immoral or illegal purposes or for any purpose other than that specified in the Lease. No gaming devices shall be operated in the Premises.

17. Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

18. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

19. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

4796 Executive/Otonomy - Page 1

EXHIBIT F TO LEASE

TENANT’S PERSONAL PROPERTY

The following items to the extent paid for by Tenant:

Non-ducted biosafety cabinets

Scientific equipment

Portable fume hoods

4796 Executive/Otonomy - Page 1

EXHIBIT G TO LEASE

SIGNAGE

PROJECT

OTONOMY™

Targeted Medicines for the Ear

EXECUTIVE DRIVE, SAN DIEGO CA

OWNER / MANAGER

ALEXANDRIA.

SIGN EXHIBITS - 3 / 19 / 15

DESIGN / BUILD

GLANZ

SIGNING+GRAPHICS

8530 PRODUCTION AVE.
SAN DIEGO, CA 92121

PH 858.578.8487
FX 858.578.5488

LIC. #494347

4796 Executive/Otonomy - Page 2

OPTION A

SIGN LOCATED BETWEEN PROPERTY LINE & 15'-0 SETBACK. NOT TO EXCEED 3'-0" IN HT. NOR 33 SQ. FT. OVERALL SIZE.

14"
12"
1"
1"
8"
20"

(A) END VIEW
SCALE: 1"= 1'- 0"

14"
12"
1"
1"
12"
20"

(B) END VIEW
SCALE: 1"= 1'- 0"

10'-3" FOOTING
10'-0" SIGN
6'-0" TENANT AREA
ADDRESS AND FULL ALEXANDRIA LOGO PAINTED TO MATCH MP "CRESTAR GREY" MP 15237 SATIN FINISH
ENLARGED ALEXANDRIA LOGO PAINTED TO MATCH MATTHEWS MP16002 SATIN FINISH.
FABRICATED ALUMINUM CANTED SIGN BODY PAINTED TO MATCH MATTHEWS "SILVER METALLIC" MP16091 ALL SIDES SATIN FINISH
1" FABRICATED ALUMINUM SHOULDER PAINTED ALL SIDES TO MATCH MATTHEWS MP16133 SATIN FINISH W/ POLISHED FRONT EDGE.
ALEXANDRIA.
ESPLANADE
FOUR
4855
OTONOMY™
Targeted Medicines for the Ear
3'-0" (END CLOSEST TO STREET)
2"
3"
5 7/8"
POURED CONCRETE FOOTING W/ EASED EDGES TROWELED SMOOTH.
SPIRAL GRAPHIC TO BE MASKED & PAINTED DIRECTLY TO ALUMINUM FACES.
COPY TO BE WHITE ACRYLIC PUSH THROUGH FROM ROUTED CUT ALUMINUM FACES.
TENANT CABINET TO BE INTERNALLY ILLUMINATED USING WHITE LED'S. PAINTED TO MATCH MATTHEWS "CRESTAR GREY" MP 15237 SATIN FINISH. TENANT PANEL FONTS TBD BASED ON TENANT COPY/LOGO LISTING BY OWNER.

ELEVATION
SCALE: 1"= 1'- 0"

GLANZ
SIGNING+GRAPHICS

8630 PRODUCTION AVE.
SAN DIEGO, CA 92121
858.578.8487
LIC. #494347

©Glanz Signing & Graphics, Inc. 2014 - All ideas, designs, arrangements, & plans indicated or represented by all drawings in this set are owned by & are property of Glanz Signing & Graphics, Inc., & were created and developed for use on and in connection with the specific project. None of such ideas, designs, arrangements or plans shall be used or disclosed to any person, firm, or corporation for any purpose whatsoever without the written permission of Glanz Signing & Graphics.

Project: ARE - Executive Drive		Page Title: Monument Sign	Date: 3/19/15	Quantity: 1	Approval: ☐ As Is ☐ With Changes
Job No: Proof	Drawn By: SPM	Sign Type: A	Scale: 1" = 1' - 0"	No. of Sides/Faces: 2	Signature:

Page: 1a

4796 Executive/Otonomy - Page 3

OPTION B

SIGN LOCATED MIN. OF 15'-0" SET BACK FROM PROPERTY LINE. NOT TO EXCEED 6'-0" IN HT. NOR 66 SQ. FT. OVERALL SIZE.

CURVED CAP/END CABINET
TENANT CABINET SHOULDER
PLAN VIEW - SIGN
ALEXANDRIA.
ESPLANADE
FOUR
4855
OTONOMY™
Targeted Medicines for the Ear
END VIEW
SCALE: 1" - 1'-0"
END VIEW
SCALE: 1" - 1'-0"
ELEVATION
20"
15"
10"
4 1/2"

GLANZ SIGNING + GRAPHICS 8630 PRODUCTION AVE. SAN DIEGO, CA 92121 858.578.0487 LIC. #494347	Project: ARE - Executive Drive	Page Title: Monument Sign	Date: 3/19/15	Quantity: 1	Approval: ☐ As Is ☐ With Changes	Page: **1b**
	Job No: Proof — Drawn By: SPN	Sign Type: A	Scale: 1" = 1'-0"	No. of Sides/Faces: 2	Signature:	

© Glanz Signing & Graphics, Inc. 2014 – All ideas, designs, arrangements, & plans indicated or represented by all drawings in this set are owned by & are property of Glanz Signing & Graphics, Inc., & were created and developed for use on and in connection with the specified project. None of such ideas, designs, arrangements or plans shall be used or disclosed to any person, firm, or corporation for any purpose whatsoever without the written permission of Glanz Signing & Graphics.

4796 Executive/Otonomy - Page 4

CURB FACE
10'-0"
PROPERTY LINE
3'-0" MAX.
ALEXANDRIA
ESPLANADE
FOUR
4855
OTONOMY™
Targeted Medicines for the Ear

OPTION A
SIGN LOCATED BETWEEN PROPERTY LINE & 15'-0 SETBACK. NOT TO EXCEED 3'-0" IN HT. NOR 33 SQ. FT. OVERALL SIZE.

CURB FACE
10'-0"
PROPERTY LINE
15'-0" SET BACK
6'-0" MAX.
ALEXANDRIA
ESPLANADE
FOUR
4855
OTONOMY™
Targeted Medicines for the Ear

OPTION B
SIGN LOCATED MIN. OF 15'-0" SET BACK FROM PROPERTY LINE. NOT TO EXCEED 6'-0" IN HT. NOR 66 SQ. FT. OVERALL SIZE.

GLANZ SIGNING+GRAPHICS

8630 PRODUCTION AVE.
SAN DIEGO, CA 92121
858.578.8487
LIC. #494347

©Glanz Signing & Graphics, Inc. 2014 - All ideas, designs, arrangements, & plans indicated or represented by all drawings within are owned by & are property of Glanz Signing & Graphics, Inc., & were created and developed for use on and in connection with the specified project. None of such ideas, designs, arrangements or plans shall be used or disclosed to any person, firm, or corporation for any purpose whatsoever without the written permission of Glanz Signing & Graphics.

Project:		Page Title:	Date:	Quantity:	Approval: ☐ As Is ☐ With Changes	Page:
ARE - Executive Drive		Monument Set-Backs	3/19/15	1		2
Job No: Proof	Drawn By: SPM	Sign Type: A	Scale: 3/8" = 1'-0"	No. of Sides/Faces: 2	Signature:

4796 Executive/Otonomy - Page 5

BUILDING WALL SIGN

OTONOMY TO HAVE ONE BUILDING WALL SIGN ON [illegible] ELEVATION OF PROPOSED BUILDING SITE FACING [illegible] DRIVE. SIZE AND FABRICATION TECHNIQUES TBD PER BUILDING DESIGN. OWNERSHIP TO PROVIDE STUBBED POWER TO LOCATION. SIGN TO CONFORM TO ALL LOCAL AND CITY SIGN REGULATIONS.

CHANNEL & REVERSE CHANNEL HALO LIT LETTER EXAMPLES

KROLL ONTRA
Kiehl
SINCE 1851
OTONOMY

PROPOSED BUILDING DESIGN - SIGN PLACEMENT, SIZE, FABRICATION & LIGHTING TECHNIQUES TBD.

GLANZ
SIGNING+GRAPHICS

8636 PRODUCTION AVE.
SAN DIEGO, CA 92121
858.576.8467
LIC. #494147

© Glanz Signing & Graphics, Inc. 2014 – All ideas, designs, arrangements and plans indicated or represented by all drawings in this set are owned by & are property of Glanz Signing & Graphics, Inc., & were created and developed for use on and in connection with the specified project. None of such ideas, designs, arrangements or plans shall be used or disclosed to any person, firm, or corporation for any purpose whatsoever without the written permission of Glanz Signing & Graphics.

Project: ARE - Executive Drive		Page Title: Building Wall Sign	Date: 3/19/15	Quantity: 1	Approval: ☐ As Is ☐ With Changes
Job No: Proof	Drawn By: SPM	Sign Type: B	Scale: NTS	No. of Sides/Faces: 1	Signature:

Page: 3

4796 Executive/Otonomy - Page 6

2'-9"
4'-4"
Private Property - Tow Away
DISABLED ACCESS
Unauthorized vehicles parked in designated accessible spaces not displaying distinguishing license plates or placards issued to disabled persons will be towed away at owners expense.
PARKING FOR TENANTS & GUESTS ONLY
All unauthorized vehicles will be cited and/or towed away at vehicle owner's expense. Public parking prohibited.
FIRE LANES - NO PARKING IN RED ZONES
Violating vehicles will be towed away at vehicle owners expense.
PARK AT YOUR OWN RISK
Company not responsible for loss or damage to vehicles.
For information call SDPD 619-531-2844
CVC 22658a & 22500.1
ALEXANDRIA.
A
B
5"
1 1/2"
3 1/2"
1'-0"
3'-11 1/2"
1/2"
TOW-AWAY ID
SCALE: 1 1/2"= 1'- 0"
END VIEW - TYPICAL
SCALE: 1 1/2"= 1'- 0"
END VIEW - TYPICAL
SCALE: 1 1/2"= 1'- 0"

GLANZ SIGNING+GRAPHICS

8630 PRODUCTION AVE.
SAN DIEGO, CA 92121
858.578.8487
LIC. #494347

Project: ARE - Executive Drive	Page Title: Lot Entry - Tow Away	Date: 3/19/15	Quantity: TBD	Approval: ☐ As Is ☐ With Changes	Page: 4
Job No: Proof / Drawn By: SPM	Sign Type: C	Scale: 1 1/2" = 1'- 0"	No. of Sides/Faces: 1	Signature:

4796 Executive/Otonomy - Page 7

2'-9"
4'-4"
5'-11 1/2"
5"
1 1/2"
3 1/2"
3/4"
1/2"
1'-0"
OTONOMY™
Targeted Medicines for the Ear
↑ Visitor Parking
← Deliveries
ALEXANDRIA.

TOW-AWAY ID
SCALE: 1 1/2"= 1'-0"

(A) END VIEW - TYPICAL
SCALE: 1 1/2"= 1'-0"

(B) END VIEW - TYPICAL
SCALE: 1 1/2"= 1'-0"

GLANZ SIGNING+GRAPHICS

8630 PRODUCTION AVE.
SAN DIEGO, CA 92121
858.578.8487
LIC. #494347

© Glanz Signing & Graphics, Inc. 2014 – All ideas, designs, arrangements, & plans indicated or represented by all drawings, within are owned by & are property of Glanz Signing & Graphics, Inc., & were created and developed for use on and in connection with the specified project. None of such ideas, designs, arrangements or plans shall be used or disclosed to any person, firm, or corporation for any purpose whatsoever without the written permission of Glanz Signing & Graphics.

Project:		Page Title:	Date:	Quantity:	Approval:	Page:
ARE - Executive Drive		Way-Finding Directional	3/19/15	TBD	☐ As Is ☐ With Changes	5
Job No: Proof	Drawn By: SPM	Sign Type: D	Scale: 1 1/2"= 1'-0"	No. of Sides/Faces: 1	Signature: